Exhibit 10.3

Share Purchase Agreement

Between:	(1)

TiGenix NV, a company organised and existing under the laws of Belgium, having its registered office at Romeinse Straat 12, box 2, 3001 Heverlee (Leuven), Belgium, registered with the Register of Legal Entities (Leuven) under number 0471.340.123,

		represented for the purposes of this Agreement by Mr. Eduardo Bravo, CEO and attorney-in-fact,

		hereinafter referred to as the “Seller”;

And:	(2)

PharmaCell B.V., a company organised and existing under the laws of the Netherlands, having its registered office at Oxfordlaan 70, 6229EV Maastricht, the Netherlands, registered with the Commercial Register (KvK) under number 14083599,

		represented for the purposes of this Agreement by Mr. A.A.A.M. Vos, CEO and attorney-in-fact,

		hereinafter referred to as the “Purchaser”.

The parties referred to above under (1) and (2) are individually also referred to as a “Party” and jointly as the “Parties”.

Whereas:

(A)                            The Seller owns 18,000 shares in TiGenix B.V., a company organised and existing under the laws of the Netherlands, having its registered office at Urmonderbaan 20b, 6167RD Geleen, the Netherlands, registered with the Commercial Register (KvK) under number 14121664 (hereinafter referred to as the “Target Company”).

(B)                            The Seller’s shareholding in the Target Company represents 100% of the share capital of the Target Company.

(C)                            On [***], the Purchaser entered into a confidentiality agreement with the Seller (the “Confidentiality Agreement”).

(D)                            The Purchaser and its representatives have been provided with and had access to extensive information on the Target Company and its business and have performed an extensive analysis and due diligence investigation (including but not limited to access to the Data Room (as defined below), site visits and Q&A) of the Target Company and its business covering, among other things, financial, real estate, environmental, regulatory, commercial, contract, technical, IT, HR, pensions, tax and legal matters. All written information and documents provided to the Purchaser have been included in the Data Room. Attached as Schedule (D) is a copy of the Data Room index setting out all such written information and documents which were made available to the Purchaser. For the

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

purposes of its analysis and due diligence the Purchaser has had the opportunity to submit further questions to and receive answers from the Seller and the management of the Seller and the Target Company in any matter it deemed proper or necessary in view of entering into the Transaction (as defined below).

(E)                             On [***], the Parties signed a term sheet in relation to the Transaction (as defined below) (the “Term Sheet”).

(F)                              The Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller all 18,000 shares in the Target Company, upon the terms and subject to the conditions set forth in this Agreement.

It is agreed as follows:

1                                      Definitions and Interpretation

1.1                            Definitions

1.1.1                   For the purposes of this Agreement and in addition to the terms defined elsewhere in this Agreement (including in the Recitals and the Schedules), the following terms shall have the meanings specified or referred to in this Clause 1.1.1:

“Adjustment Documents” has the meaning as set forth in Clause 3.2.6.

“Affiliated Company” or “Affiliate” means with reference to a person or entity, any entity that such person or entity directly or indirectly controls, is controlled by or is under common control with such person and if such person is an individual, any member of the immediate family (including parents, spouse and children) of such individual. For the purposes of this definition, a person or entity shall be deemed to “control” a company if such person or entity holds (directly or indirectly) the majority of the voting shares attached to the issued share capital of said company or otherwise has the right to appoint or dismiss the majority of the directors of said company.

“Agreement” means this Share Purchase Agreement.

“Annual Accounts” means each of the Annual Accounts 2012 and, if available on or prior to the Closing Date, the Annual Accounts 2013.

“Annual Accounts 2012” means the annual accounts of the Target Company for the financial year ending 31 December 2012.

“Annual Accounts 2013” means the annual accounts of the Target Company for the financial year ending 31 December 2013.

“Authority” means the Ministry of Public Health, Welfare and Sports (Ministerie van Volksgezondheid, Welzijn en Sport), acting through the “CIBG”.

“Bank Guarantee Date” means the date 6 months prior to the third (3rd) anniversary of the Closing Date.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

“Breach of Representations” means, in respect of any Representations, that the facts stated therein are not true or accurate.

“Business Day” means any day of the week except a Saturday, Sunday or any public holiday in Belgium or the Netherlands.

“CAPEX Program” means the capital expenditure (if any) related to the Target Company’s facility in Sittard-Geleen as may be required for obtaining the GMP License Extension.

“Claim” means any claim of the Purchaser under Clause 11.

“Closing” means the transfer of ownership of the Shares and completion of the Seller’s Closing Obligations and the Purchaser’s Closing Obligations pursuant to Clauses 5.2 and 5.3, respectively.

“Closing Accounts” has the meaning set forth in Clause 3.2.4.

“Closing Date” means the date on which the Closing shall take place pursuant to Clause 5.1.

“Closing Date CAPEX Amount” means the amount spent by the Target Company as per the Closing Date on the CAPEX Program, as finally determined in accordance with Clause 3.2, whereby an amount relating to the CAPEX Program shall be deemed spent if such amount has been paid or if such amount has been booked or provided for in the Closing Accounts.

“Closing Date Intra-group Indebtedness Amount” means the amount calculated in accordance with Schedule 1.1.1 (i) on the basis of the relevant G/L Code items as set forth in the Closing Accounts, as finally determined in accordance with Clause 3.2.

“Closing Date Working Capital Amount” means the amount calculated in accordance with Schedule 1.1.1 (ii) on the basis of the relevant G/L Code items as set forth in the Closing Accounts, as finally determined in accordance with Clause 3.2.

“Closing Obligations” means the Seller’s Closing Obligations and the Purchaser’s Closing Obligations as set forth in Clauses 5.2 and 5.3 respectively.

“CMO Contract” means the ChondroCelect manufacturing and supply agreement to be entered into between the Parties and the Target Company on the Closing Date, substantially in the form of the draft attached as Schedule 1.1.1(iii).

“Confidentiality Agreement” has the meaning set forth in recital (C).

“Debt/WC Statements” has the meaning as set forth in Clause 3.2.6.

“Deposit Agreement” has the meaning set forth in Clause 6.2.2.

“Data Room” means the electronic data room established by the Seller. The index of the Data Room as per the date of this Agreement is attached as Schedule (D). On the Closing Date, each Party shall receive a copy of a DVD containing a copy

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

of the documents available in the Data Room (including any documents added in accordance with Clauses 7.9 or 10.3.2). A copy of this DVD will be deposited with a Belgian notary for a term of six years in accordance with the Deposit Agreement.

“Dutch Notary” means Mr Bartholomeus Johannes Kuck, civil law notary in Amsterdam, the Netherlands, or his deputy or successor, of Linklaters LLP in Amsterdam, Seller’s lawyers.

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security or any other encumbrance of any kind, or any agreement or arrangement to create any of the same, in each case other than those provided for by applicable law.

“First Tranche” has the meaning set forth in Clause 3.3.1.

“GMP License Extension” has the meaning set forth in Clause 4.1.

“Indemnities” has the meaning set forth in Clause 11.5.1.

“Independent Expert” has the meaning set forth in Clause 3.2.12.

“Loss” means (subject to Clause 11.1) any damage, loss, undertaking, liability, penalty or payment incurred, borne or made by the relevant legal entity or individual.

“Notice of Objection” has the meaning set forth in Clause 3.2.8.

“Parties” means the Seller and the Purchaser (each of them being referred to individually as a “Party”).

“Price Adjustment Amount” has the meaning set forth in Clause 3.2.1.

“Purchase Price” means the aggregate price for the Shares as defined in Clause 3.1.

“Purchaser’s Closing Obligations” means the obligations to be fulfilled by the Purchaser on the Closing Date, as set out in Clause 5.3.

“Purchaser’s Representations” means the representations made by the Purchaser to the Seller pursuant to Schedule 9.

“Representations” means the representations made by the Seller to the Purchaser pursuant to Schedule 10.

“Second Tranche” has the meaning set forth in Clause 3.3.2.

“Seller’s Closing Obligations” means the obligations to be fulfilled by the Seller on the Closing Date, as set out in Clause 5.2.

“Shares” means the 18,000 shares in the Target Company, numbered from 1 to 18,000, representing 100% of the issued share capital of the Target Company, which are being sold by the Seller to the Purchaser under this Agreement.

“Target Company” means TiGenix B.V., as further defined in recital (A).

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

“Taxes” means (and “Taxation” refers to) all taxes, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, which taxes shall include, without limiting the generality of the foregoing, all income taxes, registration taxes, real estate and personal property taxes, VAT, “parafiscal” charges, customs duties, withholding taxes, environmental taxes, local taxes and social security contributions (i.e. employees’ and national insurance contributions paid on behalf of any employee or former employee) .

“Tax Return Period” means any taxable period, including any accounting period and any period in respect of which a Tax return is required to be submitted to any Tax Authority in connection with the assessment of a company’s liability to Tax.

“Term Sheet” has the meaning set forth in recital (E).

“Third Party Claim” has the meaning set out in Clause 13.2.1.

“TiGenix Group” means the Seller and its subsidiaries (excluding the Target Company as from the Closing).

“Transaction” means (i) the sale of the Shares by the Seller to the Purchaser and the corresponding purchase of the Shares by the Purchaser from the Seller, subject to the terms and conditions of this Agreement and (ii) the entry into by the Parties and the Target Company of the CMO Agreement.

“Transfer Deed” has the meaning set out in Clause 5.2.2;

“VAT” means, within the European Union, such Taxation as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the European Union, any Taxation levied by reference to added value or sales.

“Verification Period” has the meaning set forth in Clause 3.2.8.

1.1.2                   For all purposes under this Agreement, except for the purpose of Clauses 1.1.3, a legal entity (including any of the Parties as applicable) shall be deemed to have knowledge of a particular fact if any of the directors, executive officers or other executives of the legal entity has knowledge of that fact.

1.1.3                   Whenever a Representation is made “to the Seller’s knowledge” or is qualified by any similar expression, it is agreed that such a Representation is made by the Seller only on the basis of the facts of which the persons whose names are set out in Schedule 1.1.3 have actual knowledge at the date of this Agreement.

1.2                            Interpretation

1.2.1                   The titles and headings included in this Agreement are for convenience only and shall not be taken into account in the interpretation of the provisions of this Agreement.

1.2.2                   The Schedules to this Agreement form an integral part hereof and any reference to this Agreement includes the Schedules and vice versa.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

1.2.3                   The original version of this Agreement has been drafted in English. Should this Agreement be translated into Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by the laws of the Netherlands, provided, however, that whenever Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Dutch legal concept(s) to which the Parties intended to refer.

1.2.4                   Unless a contrary indication appears, references to the “Netherlands” or “Dutch” refer to the European part of the Netherlands only. References to any Dutch legal term shall, in respect of any jurisdiction other than the Netherlands, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.2.5                   When using the expressions “shall use its best efforts” or “shall use its best endeavours” (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Dutch legal concept of “inspanningsverplichting”.

1.2.6                   The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.2.7                   The words “include”, “includes”, “including” and all forms and derivations thereof shall mean including but not limited to.

1.2.8                   Words denoting the singular shall include the plural and vice versa, unless otherwise defined in this Agreement. Words denoting one gender shall include the other gender.

1.2.9                   All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is a Saturday, a Sunday or a public holiday in Belgium or the Netherlands, the expiration date shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)).

1.2.10            Unless otherwise provided herein, all references to a fixed time of a day shall mean Central European Time (CET).

2                                      Sale and Purchase

2.1                            The Shares

2.1.1                   Subject to the terms and conditions of this Agreement (including in particular the conditions precedent set out in Clause 4.1), the Seller hereby sells the Shares to

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

the Purchaser and the Purchaser hereby purchases all of the Shares from the Seller.

2.1.2                   The ownership of the Shares shall be transferred to the Purchaser on the Closing Date against payment of the First Tranche in accordance with Clause 3.3.1.

2.1.3                   On the Closing Date, the Purchaser shall acquire the Shares free and clear of all pledges, security interests, usufructs, options, or any other third party rights or encumbrances of any kind.

2.1.4                   The sale contemplated hereunder is indivisible and shall be valid only if it applies to all of the Shares. No partial enforcement of this Agreement shall be allowed.

2.1.5                   The Shares shall be sold together with all rights attaching thereto, including the right to the full amount of all dividends which might be allocated to the Shares in respect of the current financial year (which started on 1 January 2013).

3                                      Purchase Price

3.1                            Aggregate Amount of the Purchase Price

3.1.1                   The aggregate amount of the purchase price for the Shares shall be four million and two hundred fifty thousand euro (EUR 4,250,000) (the “Purchase Price”), payable by the Purchaser in two tranches in accordance with Clause 3.3.

3.1.2                   The Purchase Price shall be adjusted pursuant to the price adjustment procedure set out in Clause 3.2.

3.2                            Post-Closing Purchase Price Adjustment

3.2.1                   Without prejudice to Clause 3.2.2, the Purchase Price shall be adjusted after the Closing Date on a euro-per-euro basis by an amount that shall be the result of applying the following formula (the “Price Adjustment Amount”):

(i)                                the amount, if any, by which the Closing Date Intra-group Indebtedness falls short of EUR 0.00;

minus

(ii)                             the amount, if any, by which the Closing Date Intra-group Indebtedness exceeds EUR 0.00;

plus

(iii)                          the amount, if any, by which the Closing Date Working Capital exceeds EUR 0.00;

minus

(iv)                         the amount, if any, by which the Closing Date Working Capital falls short of EUR 0.00;

plus

(v)                              the Closing Date CAPEX Amount, if any.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

3.2.2                   The Price Adjustment Amount shall be determined by the Parties or, as the case may be, by the Independent Expert in accordance with the procedure set out in this Clause 3.2, provided that if the Price Adjustment Amount is a positive number it shall for the purpose of this Agreement never exceed (and, as the case may be, be limited to) the sum of [***] euro (EUR [***]) plus the Closing Date CAPEX Amount.

3.2.3                   If the Price Adjustment Amount is a positive number, the Purchase Price shall be adjusted upwards by such amount. If the Price Adjustment Amount is a negative number, the Purchase Price shall be adjusted downwards by such amount.

3.2.4                   Closing Accounts. The Seller shall prepare and deliver prior to, on or within twenty (20) Business Days after the Closing Date, to the Purchaser draft accounts of the Target Company, with the Closing Date as reporting date, drawn up in accordance with Clause 3.2.5 (the “Closing Accounts”).

3.2.5                   The Closing Accounts shall be prepared in the following order of priority (1st priority appearing first):

(i)                                in a manner consistent with the Annual Accounts;

(ii)                             by applying the valuation rules (including the rules and practices on the level of provisions) of the Target Company attached as Schedule 3.2.5(ii); and

(iii)                          by applying Dutch generally accepted accounting principles and Dutch laws and regulations, applied on a basis consistent with the Annual Accounts.

For the sake of clarity the Parties stipulate that, in case of a conflict between any of the requirements set out above in this Clause 3.2.5, the requirement with a higher priority shall take precedence over a requirement with a lower priority (according to the aforementioned ranking).

The Closing Accounts shall be prepared in the format set forth in Schedule 3.2.5.

3.2.6                   Debt/WC Statements. Concurrently with establishing the Closing Accounts, the Seller shall prepare statements derived from the Closing Accounts showing the Closing Date Intra-group Indebtedness, the Closing Date Working Capital Amount and the Closing Date CAPEX Amount (these statements herein collectively referred to as the “Debt/WC Statements”). Together with the Closing Accounts, the Seller shall deliver to the Purchaser the Debt/WC Statements and a calculation of the Price Adjustment Amount (all three elements together referred to as the “Adjustment Documents”).

3.2.7                   Co-operation and access to information. As of the Closing, the Purchaser shall instruct and cause the management of the Target Company to fully co-operate with the Seller and its advisors and to provide reasonable access during normal business hours to the employees of the Target Company and to the accounts and other financial information of the Target Company as the Seller may reasonably request to enable it to prepare the Closing Accounts and the Debt/WC Statements and to determine the Price Adjustment Amount, and to verify, assess and comment

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

on any objections made by the Purchaser in the framework of the procedures set out in the following Clauses.

3.2.8                   Verification by the Purchaser. The Purchaser shall within twenty (20) Business Days after the delivery to the Purchaser of the Adjustment Documents (the “Verification Period”), cause such verification as the Purchaser shall deem useful to be performed with respect to the Adjustment Documents, at the Purchaser sole expense. On the basis of that review, the Purchaser may during a five (5) Business Days period following the Verification Period propose to the Seller in writing (the “Notice of Objection”) such adjustments, if any, as shall in the Purchaser judgement be required to determine the Closing Accounts, Debt/WC Statements and the Price Adjustment Amount, if any, in accordance with the rules set out in this Clause 3.2. The Notice of Objection shall contain a statement of the basis of the Purchaser’s objection.

3.2.9                   If within five (5) Business Days following the Verification Period the Purchaser has not given the Seller a Notice of Objection, then the Purchaser shall be deemed to agree with the Price Adjustment Amount as shown in the Adjustment Documents and that amount shall constitute the final and binding Price Adjustment Amount for the purposes of this Clause 3.2.

3.2.10            If the Purchaser has given the Seller a Notice of Objection in accordance with Clause 3.2.8, the Parties shall attempt to resolve the disputed issues and to agree on the Closing Accounts and the Debt/WC Statements (and the calculation of the corresponding Price Adjustment Amount, if any), in which case the Price Adjustment Amount, if any, so agreed between the Parties shall constitute the final and binding Price Adjustment Amount for the purposes of this Clause 3.2.

3.2.11            Without prejudice to Clause 12.6, the absence of any Notice of Objection or, as the case may be, the agreement between the Seller and the Purchaser on any objections in accordance with Clause 3.2.10 shall not constitute a waiver of any condition based on the accuracy of any Representation.

3.2.12            Any objections upon which the Seller and the Purchaser do not reach an agreement in accordance with Clause 3.2.10 above within fifteen (15) Business Days from delivery of the notification of the Notice of Objection, shall be decided upon by a written opinion of [***] acting as independent expert (such person or, as the case may be, the expert appointed as its replacement, is referred to hereinafter as the “Independent Expert”). The disputed issues may be submitted by either the Seller or the Purchaser, for resolution by written notice to the Independent Expert and the Purchaser or the Seller, respectively.

If the Independent Expert should (for whatever reason) not be available for rendering such opinion, the Seller and the Purchaser shall agree upon another expert within ten (10) Business Days after they have become aware of the Independent Expert’s unavailability. The other expert shall (a) be an auditor from a major international audit firm, (b) declare in writing that he and his team members have not worked on matters for or against any of the Parties (or their Affiliates) or the Target Company in a way that would prohibit him to perform his expert mandate

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

in an independent manner and in compliance with applicable professional rules and that he and his firm have put in place adequate information barriers or other measures to protect the Parties’ and the Target Company’s confidential information that he and his team members may receive during their intervention, and (c) be sufficiently available to render his opinion on short term. If the Seller and the Purchaser do not agree on another expert within this time period, then such other expert shall be appointed by the President of the Institute of Chartered Accountants in the Netherlands (Nederlandse Beroepsorganisatie van Accountants) upon application of either the Seller or the Purchaser.

The rules, policies, standards, methods and other criteria agreed to be applicable in accordance with Clause 3.2.5 shall also apply to the Independent Expert’s opinion. The Independent Expert shall only determine issues that are disputed between the Purchaser and the Seller.

Each of the Parties shall (and the Purchaser shall procure that the Target Company shall) fully cooperate with the Independent Expert and shall provide the Independent Expert reasonable access to their respective books, records, working papers and other documents and data as the Independent Expert may reasonably request for the performance of his assignment.

The Independent Expert shall give the Seller and the Purchaser a reasonable opportunity to make written or oral statements in respect of the objections of the Purchaser or, as the case may be, the Seller and shall send copies of such statements to the Purchaser and the Seller, respectively. The Independent Expert shall give the Seller and the Purchaser the opportunity to be present and/or send representatives when oral statements in respect of objections are made.

Any balance sheet assessments or valuations determined in the Independent Expert’s opinion within the scope of the Independent Expert’s mandate shall be incorporated into the Closing Accounts. The Independent Expert shall determine the amount of the Closing Date Intra-group Indebtedness; the Closing Date Working Capital and the Closing Date CAPEX Amount (and the corresponding Price Adjustment Amount, if any), based on the disputed issues and the undisputed parts of the Closing Accounts and Debt/WC Statements, and shall notify the Purchaser and the Seller of its decision (it being understood that such notice shall include a statement of the basis of the Independent Expert’s decision) within twenty (20) Business Days after the date on which the disputed issues have first been submitted to the Independent Expert (or, as the case may be, within twenty (20) Business Days after the date of appointment of the replacement Independent Expert). The Closing Accounts, the Debt/WC Statements and the amounts of the Closing Date Intra-group Indebtedness; the Closing Date Working Capital; and the Closing Date CAPEX Amount (and the corresponding Price Adjustment Amount, if any), in each case as determined by the Independent Expert, shall in the absence of fraud or manifest error be final and binding upon the Parties (in accordance with section 7:900 et seq. of the Dutch Civil Code) and shall constitute the Closing Date Intra-group Indebtedness; the Closing Date Working Capital and the Closing Date CAPEX Amount for the purposes of this Clause 3.2. The notice of the Independent

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Expert shall also state the Price Adjustment Amount, if any, which shall be equally final and binding upon the Parties.

The Parties shall each bear fifty percent (50%) of the Independent Expert’s fees and expenses and shall each bear their own costs and the costs of their advisers and counsel.

3.2.13            The Price Adjustment Amount shall bear interest at the rate equal to two percent (2%) per year, calculated on the basis of a year of 365 days, commencing as from (and including) the Closing Date up to (and excluding) the date of payment.

3.3                            Payment of the Purchase Price

3.3.1                   Subject to the terms of this Agreement (including in particular the conditions precedent set out in Clause 4.1), the Purchaser shall pay on the Closing Date an amount equal to three million and five hundred thousand euro (EUR 3,500,000) (the “First Tranche”) to the Seller by wire transfer of immediately available funds to the following third party account (“derdengeldenrekening”) of the Dutch Notary:

•                                       Bank: [***]

•                                       Account name:[***]

•                                       IBAN: [***]

•                                       BIC: [***]

3.3.2                   Without prejudice to Clause 3.4.2, the Purchaser shall pay on the first Business Day following the date of the third (3rd) anniversary of the Closing Date the remainder of the Purchase Price, i.e. an amount equal to seven hundred fifty thousand euro (EUR 750,000) (the “Second Tranche”) to the Seller by wire transfer of immediately available funds to the following bank account or any other bank account notified by the Seller to the Purchaser for such purposes:

•                                       Bank: [***]

•                                       IBAN: [***]

•                                       BIC: [***]

3.3.3                   Payment of the Price Adjustment Amount

(i)                                  If the Purchase Price is adjusted upwards, the Purchaser shall pay the Price Adjustment Amount, together with any interest thereon, to the Seller on the fifth (5th) Business Day after the final determination of the Purchase Price Amount in accordance with Clause 3.2, by wire transfer of immediately available funds to the Seller’s bank account referred to in Clause 3.3.2 or any other bank account notified by the Seller to the Purchaser for such purposes.

(ii)                               If the Purchase Price is adjusted downwards, the Seller shall pay the Price Adjustment Amount, together with any interest thereon, to the Purchaser on the fifth (5th) Business Day after the final determination of the Purchase

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Price Amount in accordance with Clause 3.2, by wire transfer of immediately available funds to the following bank account or any other account notified by the Purchaser to the Seller for such purposes:

•                                Bank: [***]

•                                IBAN: [***]

•                                BIC: [***]

3.4                            Bank guarantee

3.4.1                   The Purchaser shall cause a top tier Dutch or Belgian credit institution to issue prior to or on the Bank Guarantee Date an irrevocable and unconditional bank guarantee in an amount of seven hundred fifty thousand euro (EUR 750,000), which is on first demand as of the third (3rd) anniversary of the Closing Date and expires three (3) months after the third anniversary of the Closing Date to the benefit of the Seller, securing the Purchaser’s obligation to pay the Second Tranche of the Purchase Price in accordance with Clause 3.3.2 of this Agreement.

3.4.2                   In case the Purchaser fails to obtain the bank guarantee by the Bank Guarantee Date in accordance with Clause 3.4.1, the Second Tranche of the Purchase Price shall on the Bank Guarantee Date automatically become due and payable by the Purchaser to the Seller by wire transfer of immediately available funds to the Seller’s bank account referred to in Clause 3.3.2 or any other bank account notified by the Seller to the Purchaser for such purposes.

4                                      Conditions Precedent

4.1                            General Principles

The obligations of the Purchaser to purchase the Shares from the Seller and to pay the Purchase Price as set out in Clauses 2 and 3, and the obligation of the Seller to transfer the Shares to the Purchaser as set out in Clause 2 are subject to the satisfaction of the following conditions precedent:

4.1.1                   the Target Company shall have obtained from the IGZ a written confirmation essentially stating that the Target Company’s manufacturing facility in Geleen is authorized to produce other cell therapy products under the Target Company’s current EU GMP license provided that GMP controls are instigated to satisfy the IGZ (the “GMP License Extension”) whereby the aggregate amount of the capital expenditure related to that facility required for obtaining such extension does not exceed [***] euro (EUR [***]) (excluding VAT); and

4.1.2                   [***] shall have confirmed in writing that the actual execution [***] of the financing agreements [***] will take place.

4.2                            Best Efforts concerning the Satisfaction of the Conditions Precedent

4.2.1                   Each of the Parties shall use its reasonable best efforts to ensure the due satisfaction of the conditions precedent set out in Clause 4.1 as soon as possible.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

4.2.2                   Without prejudice to the above, the Target Company (for which the Seller warrants performance) is responsible for filing the GMP License Extension request with the Authority. The Purchaser undertakes to cooperate in good faith with the Target Company in connection with the ongoing preparation of the GMP License Extension request as swiftly as possible after the date of this Agreement. The Purchaser shall provide all assistance reasonably requested by the Seller with a view to obtaining the GMP License Extension. All the Parties’ costs and expenses in relation to the filing of such GMP License Extension request shall be borne by the relevant Party.

4.2.3                   Without prejudice to the above, the Purchaser in consultation with the Seller shall use its best endeavours with a view to obtaining the satisfaction of the condition precedent set forth in Clause 4.1.2 as swiftly as possible after the date of this Agreement.

4.3                            Non-Satisfaction

4.3.1                   Each Party shall have the right to terminate this Agreement, by written notice to the other Party on or prior to the Closing Date, in each of the following circumstances:

(i)                                  If the condition precedent set out in Clause 4.1.1 is not satisfied, or waived by both Parties, within the period of six (6) months starting on the date on which the application for the GMP License Extension was submitted; or if the Authority has formally indicated to the Parties or the Target Company that it will not grant the GMP License Extension; or

(ii)                               If the condition precedent set out in Clause 4.1.2 is not satisfied, or waived by both Parties, within six (6) months after the date of this Agreement.

4.3.2                   If this Agreement is terminated pursuant to this Clause 4.3:

(i)                                  all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party, save for any claims that any Party may have against the other Party arising from a breach by such other Party of any of its obligations under Clause 4.2;

(ii)                               the provisions of Clause 15 shall apply.

5                                      Closing

5.1                            Date and Place

The Closing shall take place at the offices of Linklaters LLP in Amsterdam on the fifth (5th) Business Day after the date on which all conditions precedent are satisfied or, as the case may be, waived (the “Closing Date”) or at such other place or on such other date as may be agreed between the Parties.

5.2                            Seller’s Closing Obligations

On the Closing Date, the Seller shall do all of the following (the “Seller’s Closing Obligations”):

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

5.2.1                   the Seller shall deliver to the Purchaser the letters of resignation of the Target Company’s managing directors and the Target Company’s supervisory directors, in accordance with Clause 7.4.

5.2.2                   after fulfilment of the Seller’s Closing Obligations and the Purchaser’s Closing Obligations set forth in respectively Clause 5.2.1 and Clause 5.3.2 and after confirmation by the Dutch Notary to the Seller and the Purchaser of receipt of the First Tranche, the Seller or a duly authorised attorney-in-fact of the Seller shall sign a deed of transfer before the Dutch Notary and the Seller shall procure that the Target Company or a duly authorised attorney-in-fact of the Target Company shall sign a deed of transfer before the Dutch Notary, who shall execute such deed of transfer, thus effecting the transfer of the Shares, substantially in the form as attached hereto as Schedule 5.2.2 (the “Transfer Deed”), after which the Dutch Notary shall be requested to update the shareholders’ register of the Target Company.

5.3                            Purchaser’s Closing Obligations

On the Closing Date, the Purchaser shall do all of the following (the “Purchaser’s Closing Obligations”):

5.3.1                   the Purchaser shall pay the First Tranche in accordance with Clause 3.3.1;

5.3.2                   the Purchaser shall deliver to the Seller evidence that the guarantee provided by the Seller for the benefit of [***] has been fully released, in accordance with Clause 8.2.

5.3.3                   after fulfilment of the Seller’s Closing Obligations and the Purchaser’s Closing Obligations set forth in respectively Clause 5.2.1 and Clause 5.3.2 and after confirmation by the Dutch Notary to the Seller and the Purchaser of receipt of the First Tranche, the Purchaser or a duly authorised attorney-in-fact of the Purchaser shall sign a deed of transfer before the Dutch Notary who shall execute such deed of transfer, thus effecting the transfer of the Shares, substantially in the form as attached hereto as Schedule 5.2.2, after which the Dutch Notary shall be requested to update the shareholders’ register of the Target Company;

5.3.4                   the Purchaser shall hold a general meeting of the Target Company in accordance with Clause 8.1.

5.4                            Waiver of Closing Obligations

5.4.1                   The Purchaser may at any time waive some or all of the Seller’s Closing Obligations by giving five (5) Business Days’ advance notice to the Seller.

5.4.2                   The Seller may at any time waive some or all of the Purchaser’s Closing Obligations by giving five (5) Business Days’ advance notice to the Purchaser.

5.5                            Breach of Closing Obligations

5.5.1                   The effectiveness of each of the Purchaser’s Closing Obligations is conditional upon the fulfilment of all of the Seller’s Closing Obligations and vice versa.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

5.5.2                   If a Party fails to comply with any of its material Closing Obligations, then all Closing Obligations that have already been fulfilled shall be deemed null and void with the exception of the Dutch notarial deed recording the transfer of the Shares, and if such deed has been executed, the Seller and the Purchaser shall carry out any remedial steps or actions required to ensure that the Shares will be transferred back to the Seller, and the non-breaching Party shall have the right (in addition to and without prejudice to all other rights and remedies available):

(i)                                  to terminate this Agreement by giving ten (10) Business Days’ advance notice to the other Party within five (5) Business Days after the Closing Date, provided that, after this five (5) Business Days period, the non-breaching Party shall be deemed to have waived its right to terminate this Agreement under this Clause 5.5.2;

(ii)                               to effect the Closing so far as practicable having regard to the defaults which have occurred; or

(iii)                            to fix a new date for the Closing (not being more than ten (10) Business Days after the agreed Closing Date) but provided that such deferral may only occur once.

5.5.3                   The provisions of Clause 15 shall apply in case of termination of this Agreement pursuant to Clause 5.5.2.

6                                      Undertakings of all Parties prior to or at the Closing Date

6.1                            Filings with Public Authorities

6.1.1                   As soon as practicable after the date of this Agreement, the Parties shall comply with all public authority filing and notification formalities and other formalities required in order to consummate the transactions contemplated in this Agreement, including notifications to the European Medicines Agency (in connection with the Seller’s marketing authorisation for ChondroCelect), the relevant Dutch authorities (in connection with the Target Company’s GMP license and tissue establishment license) and the Seller shall cause the Target Company to provide all assistance necessary for such formalities.

6.1.2                   The Parties shall consult with each other in so far as is reasonably practicable before making such filings and notifications or complying with all requests from any public authority.

6.2                            Other Agreements

On the Closing Date, the Parties shall execute (or shall cause their relevant Affiliates to executed) the following agreements:

6.2.1                   the CMO Contract, substantially in the form of the draft attached as Schedule 1.1.1(iii);

6.2.2                   a deposit agreement, substantially in the form attached hereto as Schedule 6.2.2, to deposit the DVD containing the Data Room, supplemented as the case may be with additional disclosures made by the Seller and which must be included on the

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

DVD in accordance with Clause 10.3.2, with the Dutch Notary (the “Deposit Agreement”); and the Parties shall within ten (10) Business Days after the Closing Date, through their authorized representatives or attorneys-in-fact, hand over the DVD to the Dutch Notary.

7                                      Undertakings of the Seller prior to or at the Closing Date

7.1                            Collaboration

To the extent permitted under applicable legislation and regulations, between the date of this Agreement and the Closing Date, the Seller and the Purchaser shall collaborate in order to prepare and facilitate the change of control over the Target Company and the Target Company’s integration into the Purchaser’s group.

7.2                            Operation of the Business

Between the date of this Agreement and the Closing Date, the Seller shall ensure that the Company’s business will be carried on in the ordinary and usual course and substantially in the same manner as at the date of this Agreement.

7.3                            Restrictions on the Seller and the Target Company

7.3.1                   Between the date of this Agreement and the Closing Date, the Seller agrees and undertakes not to approve any of the following resolutions at any shareholders’ meeting of the Target Company, without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(i)                                declaring any dividends;

(ii)                             increasing or decreasing the Target Company’s capital, or making any other amendment to its Articles of Association, provided that at any time the Seller shall be allowed to perform any share premium contribution (agiostorting) it deems appropriate in order to convert debt owed by the Target Company to the Seller into capital by means of a settlement of the payment obligation of the Seller pursuant to the share premium contribution (agiostorting) with the payment obligation of the Company to the Seller pursuant to the outstanding debt;

(iii)                          approving the contribution or the sale by the Target Company of its business as a whole; or

(iv)                         winding up, merging or splitting up the Target Company.

7.3.2                   Between the date of this Agreement and the Closing Date, the Seller shall cause the Target Company (acting through its management body) not to do any of the following without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(i)                                incur any capital expenditure in excess of EUR 25,000 per item;

(ii)                             incur any capital expenditure in connection with the CAPEX Program;

(iii)                          acquire (in any manner whatsoever) any shares or other securities in any corporation, company or partnership;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(iv)                         declare any dividend or interim dividend by a Board resolution;

(v)                            acquire or dispose of (in any manner whatsoever) any division or material assets of the Target Company;

(vi)                         enter into, amend or terminate any lease agreement in respect of any real property leased by it as lessee;

(vii)                      recruit any new employee, except as communicated by the Seller to the Purchaser in writing prior to the date of this Agreement;

(viii)                   dismiss any employee or change the terms of service of any employee;

(ix)                         enter into any borrowing or indebtedness, other than intra-group borrowings or indebtedness vis-à-vis the Seller or its Affiliates;

(x)                            enter into any agreement or arrangement which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by the Target Company in respect of the obligations or solvency of any third party;

(xi)                         repay any borrowing or indebtedness, other than intra-group borrowings or indebtedness vis-à-vis the Seller or its Affiliates, in advance of its stated maturity;

(xii)                      cancel, waive, release, assign or discontinue any debts or claims;

(xiii)                   change its accounting policies or valuation rules;

(xiv)                  enter into any agreement or commitment to do any of the above.

7.4                            Directors’ Resignation

The Seller shall procure that all of the Target Company’s current managing directors and supervisory directors, shall resign from their position under the condition precedent of the execution of the Transfer Deed and shall execute a letter of resignation, substantially in the form of the draft attached as Schedule 7.4, on or before the Closing Date.

7.5                            Replacement of insurance coverage

The Purchaser acknowledges and agrees that (a) prior to the Closing Date certain insurance policies covering the Target Company and its business are maintained by the Seller, (b) such insurance policies will be terminated with respect to the Target Company and its business effective as of the Closing Date and (c) upon such termination, the Target Company and its business will cease to be covered under such policies and the Purchaser will have to obtain replacement coverage.

7.6                            Intra-group services

The Purchaser acknowledges and agrees that (a) prior to the Closing Date certain legal, HR, finance, IT, corporate QA, regulatory and other intra—group services are being provided to the Target Company by the Seller or any of its Affiliated Companies, and (b) such services will be terminated with respect to the Target Company and its business effective as of the Closing Date unless otherwise agreed between the Parties and the Purchaser or the Target Company will have to obtain replacement services.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

7.7                            Intragroup indebtedness

The Seller shall (and shall cause the Target Company to) use best efforts to arrange that, on the Closing Date, there will be no financial indebtedness (being the G/L Code items referred to in Schedule 1.1.1(i)) owed by the Target Company to the Seller or any Affiliate of the Seller.

7.8                            Release of guarantees

The Seller warrants that all guarantees and security interests given by the Target Company in respect of any liability of the Seller or any Affiliated Company of the Seller shall be fully released by the beneficiaries of such guarantees or security interests on or before the Closing Date.

7.9                            Annual Accounts 2013

Provided that the Closing occurs on or after 15 February 2014, the Seller shall cause the Target Company to draw up the Annual Accounts 2013 and to have the Annual Accounts 2013 approved by the shareholders’ meeting of the Target Company prior to or on the Closing Date. In such event the Seller shall provide the Purchaser with a copy of the Annual Accounts 2013, which shall be deemed included in the Data Room and shall be included on the DVD referred to in Clause 6.2.2.

In the event that the Closing would occur prior to 15 February 2014, the Seller shall make best efforts to do the same prior to or on the Closing Date.

8                                      Undertakings of the Purchaser prior to or at the Closing Date

8.1                            General Meeting of the Target Company

On the Closing Date and prior to the Closing, the Seller shall hold a general meeting of the Target Company with the agenda set out below, and shall adopt the resolutions approving each item on such agenda:

•                                       resignation of each of the a managing directors and of each of the supervisory directors under the condition precedent of the execution of the Transfer Deed;

•                                       release of liability to be granted to the resigning directors for the management conducted by them up to and including the date of their resignation;

•                                       appointment of new director(s) under the condition precedent of the execution of the Transfer Deed.

8.2                            Release of Seller’s Guarantee for the benefit of [***]

The Purchaser shall procure that the guarantee [***] shall be fully released by [***] on or before the Closing Date.

9                                      Purchaser’s Representations

The Purchaser warrants to the Seller that the representations set out in Schedule 9 (the “Purchaser’s Representations”) are true and accurate as at the date of this Agreement

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

or, as the case may be, any such earlier date as of which any Purchaser’s Representation is expressly made.

10                               Seller’s Representations

10.1                     General Principles

10.1.1            The Seller warrants to the Purchaser that the representations set out in Schedule 10 (the “Representations”) are true and accurate as at the date of this Agreement or, as the case may be, any such earlier date as of which any Representation is expressly made.

10.1.2            For the avoidance of any doubts, save as otherwise provided herein (and in particular in the relevant Representations), the Representations are made only in respect of events, matters or circumstances which occurred or arose on or before the date of this Agreement.

10.1.3            The Purchaser acknowledges and agrees that the Seller does not make any representation as to the accuracy of the explicit forecasts, estimates, projections or statements of intent provided to the Purchaser or any of its directors, officers, employees, agents or advisors on or prior to the date of this Agreement, in the documents provided in the Data Room, during management presentations, during Q&A sessions or otherwise.

10.1.4            The Purchaser acknowledges and agrees that it has not entered into this Agreement in reliance upon any representation or information other than the Representations set out in Schedule 10 and the information contained in this Agreement.

10.1.5            The Purchaser acknowledges and agrees that it does not rely when entering into this Agreement on any of the representations implied by Dutch law including Section 7:17 of the Dutch Civil Code.

10.2                     Non Conformity

The applicability of Sections 7:17 and 7:20 to 7:23 inclusive of the Dutch Civil Code is hereby excluded.

10.3                    Seller’s Disclosures

10.3.1            All Representations are made subject to the following matters, which shall therefore limit the contents and scope of such Representations, provided that such matters are disclosed in sufficient detail to enable a diligent purchaser assisted by professional advisors to assess their impact on the Target Company:

(i)                                  any matter which is contained or referred to in this Agreement or clearly known from the information provided in the Data Room. The information in the Data Room can be qualified as “clearly known” if the respective information has been laid out in a manner enabling a diligent purchaser assisted by professional advisors to assess the impact of such matter on the Target Company and the Representations; and

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                               all matters which are publicly available regarding the Target Company or its business before or at the date of this Agreement.

10.3.2            Additional disclosures

(i)                                  Between the date of this Agreement and the Closing Date the Seller shall be allowed to make additional disclosures to the Purchaser relating to facts or matters occurred or arisen between the date of this Agreement and the Closing Date. Such additional disclosures shall be notified in writing by the Seller to the Purchaser (the “Additional Disclosure Notification”).

(ii)                               In the event that the additional disclosures would relate to facts or matters constituting a material Breach of Representations, the Purchaser shall within a period of ten (10) Business Days after receipt of the Additional Disclosure Notification have the right to notify the Seller in writing that it rejects the relevant additional disclosures, unless the material Breach of Representations would be the result of the Seller having followed a specific instruction from the Purchaser, such specific instruction having been given by the Purchaser contrary to the recommended action proposed by the Seller (the “Rejection Notification”).

(iii)                            In case a Rejection Notification is sent by the Purchaser, the Parties shall discuss whether a reduction of the Purchase Price is appropriate in view of the Additional Disclosure Notification. If the Parties agree that a reduction of the Purchase Price is appropriate and have agreed in writing on the amount of such reduction, the additional disclosures notified by way of the relevant Additional Disclosure Notification will be deemed included in the Data Room and shall be included on the DVD referred to in Clause 6.2.2. If no reduction of the Purchase Price is agreed between the Parties within ten (10) Business Days after receipt of the Rejection Notice, at the option of the Seller: (a) the additional disclosures notified by way of the relevant Additional Disclosure Notification shall not be deemed to be included in the Data Room and shall not be included on the DVD referred to in Clause 6.2.2; or (b) the Seller shall have the right to terminate this Agreement by written notice to the Purchaser.

(iv)                           In the event that the additional disclosures would relate to facts or matters not constituting a material Breach of Representations or in the event that the Purchaser does not send a Rejection Notice within the timeframe specified in Clause 10.3.2(ii), such additional disclosures will be deemed included in the Data Room and shall be included on the DVD referred to in Clause 6.2.2.

(v)                              Notwithstanding any other Clauses in this Agreement, any Breach of Representations shall solely for the purpose of this Clause 10.3.2 be deemed to be “material” if it involves a liability (of any nature whatsoever) in excess of EUR 35,000 in aggregate, for the Target Company.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

10.3.3            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim to the extent that the relevant events, matters or circumstances giving rise to the Claim were disclosed to the Purchaser pursuant to Clause 10.3.1 or deemed included in the Data Room pursuant to Clauses 7.9 or 10.3.2.

10.3.4            Save in the case of fraud or intentional misrepresentations or misconduct, the Seller hereby agrees to waive with effect from the Closing Date any rights or remedies which it may have against the Target Company or any of its employees in respect of any inaccuracy or omission in any information supplied by the Target Company or any of its employees in connection with assisting the Seller in the making of any Representation or the preparation of the Data Room.

10.4                     Updating of Representations to Closing

10.4.1            Without prejudice to Clause 10.3.2, the Seller warrants to the Purchaser that the Representations shall be true and accurate on the Closing Date, as if they had been repeated on that date except to the extent that any Representation is expressly made as of a particular date or for a particular period of time (in which case such Representation shall not be deemed to be repeated on the Closing Date).

10.4.2            The Seller shall have no obligation to indemnify the Purchaser under Clause 11 in respect of any Loss arising in consequence of an event occurring or matter arising between the date of this Agreement and the Closing Date and constituting a Breach of Representations, if such event or matter has been disclosed by the Seller to the Purchaser and is deemed included in the Data Room pursuant to Clause 10.3.2.

10.5                     Purchaser’s Knowledge of certain Matters

10.5.1            The Purchaser acknowledges that it has no knowledge of any Breach of Representations on the date of this Agreement.

10.5.2            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim for Breach of Representations to the extent that, prior to the date of this Agreement, the Purchaser had knowledge of such a Breach of Representations.

10.6                     Notification by the Purchaser of Breaches of Representations

If after the date of this Agreement and before the Closing Date:

(i)                                   the Purchaser shall become aware that there was a material Breach of Representations as of the date of this Agreement; or

(ii)                                any event shall occur or any matter shall arise of which the Purchaser becomes aware which results or can reasonably be expected to result in a material Breach of Representations on the Closing Date;

the Purchaser shall promptly notify the Seller setting out all details that are available to it, and the Seller shall make any investigation concerning the event or matter, at its own cost, as the Purchaser may reasonably require.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

11                               Indemnification

11.1                     General Principle

11.1.1            Subject to the limitations set out in Clause 12, the Seller agrees and undertakes to indemnify the Purchaser for any Loss incurred by the Purchaser, arising from any Breach of Representations, i.e. any Loss incurred by the Target Company or the Purchaser, which would not have been incurred by them if all facts stated in the Representations had been true and accurate.

11.1.2            The Losses shall not include any reputational damages of the Purchaser or the Target Company, nor any fees or expenses of any advisers or other professionals hired by the Purchaser or the Target Company in connection with any Claim against the Seller, nor the internal costs such as employment cost of the managers or other employees of the Purchaser or the Target Company for their work in connection with the Claim. Without prejudice to the foregoing, the Losses shall include any reasonable fees of external lawyers and other professional advisors hired by the Purchaser or the Target Company in response to any Claim.

11.1.3            Under no circumstances whatsoever, shall the multiplier or any other ratio that may have been used, directly or indirectly, for calculating the Purchase Price be taken into account.

11.1.4            For the purposes of this Clause 11, any Loss incurred by the Target Company shall be deemed to be incurred by the Purchaser in the same amount.

11.2                     Double Claims

The Purchaser shall not be entitled to be indemnified more than once for the same Loss.

11.3                     Nature of any Payment to the Purchaser

Any amount paid by the Seller to the Purchaser under this Clause 11 shall constitute a reduction of the Purchase Price.

11.4                     No Assignment of Indemnification Rights to any Subsequent Transferee of the Shares

The Purchaser’s rights under this Clause 11 are personal to the Purchaser and, accordingly, no buyer or other transferee of all or part of the Shares other than an Affiliated Company of the Purchaser shall be entitled to make any Claim under this Clause 11 against the Seller.

11.5                    Specific Indemnities

11.5.1            Subject to the limitations set out in Clause 12, except for Clauses 12.2 and  12.3, and without prejudice to Clause 12.11.2, the Seller agrees and undertakes to indemnify and hold  the Purchaser harmless on a euro for euro basis for the following (the “Indemnities”):

(i)                                  any full or partial repayment that would be imposed on the Target Company in connection with the amount of EUR [***] that the Target Company has received as a part of the grant of EUR [***] that was awarded by the [***] in connection with the facility [***];

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                               any full or partial repayment that would be imposed on the Target Company in connection with the grant that was awarded to the Target Company for [***] by [***]; and

(iii)                            any of the following Tax liabilities relating to the period before the Closing Date for which the Target Company is liable: (i) any Tax liability for which the Target Company is liable as a result of any event occurring before or on the Closing Date or in respect of any profits earned or revenues realized before or on the Closing Date; (ii) any Tax liability of any person for which the Target Company was jointly and severally liable or secondary liable before the Closing Date, (iii) any Tax Liability for which the Target Company is liable as a result of “transfer pricing” before or on the Closing Date, (iv) any Tax liability for which any person other than the Target Company is liable, in particular the liabilities mentioned in (i), (ii) and (iii), as a result of any event occurring before the Closing Date, that on the basis of article 24 of the Dutch Collection Tax Act (Invorderingswet 1990) is offset against a receivable in respect of Tax of the Target Company by a Tax authority, and (v) any costs or expenses reasonably incurred by the Purchaser in connection with any action taken in defending against or settling any Tax liability as referred to in (i), (ii), (iii) and (iv) above.

11.5.2            In case any amount could be claimed under both a Representation and an Indemnity, the Indemnity shall prevail, but the Seller will in such case only be liable for the Indemnity.

11.5.3            No matter disclosed against any of the Representations or any other knowledge (actual or constructive) on the part of the Purchaser and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser pursuant to an Indemnity or affect or reduce any liability of the Seller pursuant to an Indemnity.

12                               Limitation of Seller’s Liability

12.1                     Time Limitations

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim unless it is given by the Purchaser to the Seller in accordance with Clause 13.1:

12.1.1            in the case of any Claim for Breach of the Representations in respect of ownership of the Shares as set out in Section 2.2 of Schedule 10, within twenty (20) years following the Closing Date;

12.1.2            in the case of any Claim for Indemnity under Clause 11.5.1(iii) or any Claim for Breach of the Representations in respect of Tax matters as set out in Section 5  of Schedule 10, within six (6) months after the date upon which the right of the Tax authorities or any other competent authorities to assess or claim any Taxes or social security contributions in respect of the matters giving rise to such a Claim is barred by all applicable statutes of limitation;

12.1.3            in the case of any Claim for Indemnity under Clauses 11.5.1(i) or 11.5.1(ii), within five (5) years following the Closing Date;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

12.1.4            in the case of any other Claim, within 18 months following the Closing Date.

12.2                     Minimum Claims

12.2.1            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim arising from any single Loss where the amount which would otherwise be recoverable under this Agreement in that respect does not exceed thirty-five thousand euro (EUR 35,000) and provided that, if that amount is exceeded, subject as provided elsewhere in this Clause 12, the aggregate amount shall be recoverable from the Sellers and not only the excess.

12.2.2            Series of Claims arising from substantially identical facts shall be aggregated for the purposes of this Clause 12.2.

12.3                     Aggregate Minimum Claims

12.3.1            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim unless the aggregate amount for which the Seller would otherwise be liable under this Agreement in respect of all Claims made by the Purchaser exceeds one hundred thousand euro (EUR 100,000) and provided that, if that amount is exceeded, subject as provided elsewhere in this Clause 12, the aggregate amount shall be recoverable from the Sellers and not only the excess.

12.3.2            Once the above-mentioned amount has been exceeded, this Clause 12.3 shall no longer apply to subsequent Claims (if any).

12.4                     Maximum Liability

Notwithstanding any other provision in this Agreement,

12.4.1            the aggregate liability of the Seller under this Agreement, including Claims based on Clause 11, other than Claims based on a Breach of Representations in respect of ownership of the Shares as set out in Section 2.2 of Schedule 10, shall not exceed [***] euro (EUR [***]).

12.4.2            without prejudice to Clause 12.4.1, the overall aggregate liability of the Seller under this Agreement, including all Claims based on Clause 11 (including Claims based on a Breach of Representations in respect of ownership of the Shares as set out in Section 2.2 of Schedule 10), shall not exceed one hundred percent (100%) of the Purchase Price.

12.5                     Contingent Liabilities

The Seller shall have no obligation to indemnify the Purchaser in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable provided, however, that this Clause 12.5 shall not have the effect of preventing the Purchaser from validly making a Claim in respect of a contingent liability within the Claim period as set forth in Clause 12.1, even though it has not yet become an actual liability.

12.6                     Adjustment of the Purchase Price

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent that:

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

12.6.1            (a) the matter giving rise to such Claim is properly accounted or provided for in the Closing Accounts by means of a liability, a depreciation or a provision specifically related to the matter in question and (b) the amount of any such liability, depreciation or provision has effectively lead to a decrease of the Price Adjustment Amount; and/or

12.6.2            (a) the Loss relating to such Claim consists of a payment already made by the Target Company on or prior to the Closing Date and (b) the amount of any such payment has effectively lead to a decrease of the Price Adjustment Amount.

12.7                     Tax Savings arising from the Losses

12.7.1            Any amount for which the Seller would otherwise have been liable in respect of any Claim shall be reduced by the amount of any Tax savings for the Target Company or the Purchaser arising from the Loss in respect of which the Claim has been made.

12.7.2            If the amount of the Tax savings is determined after payment by the Seller of any amount in discharge of the Claim, the Purchaser shall pay, or shall procure that the Target Company pays, to the Seller an amount equal to the difference between:

(i)                                  the amount paid by the Seller to the Purchaser; and

(ii)                               the amount that the Purchaser would have received if such Tax savings had been taken into account in determining the amount due by the Seller in accordance with this Clause 12.7.

12.7.3            For the purposes of this Clause 12.7, “Tax savings” means the amount by which any Tax for which the Purchaser or the Target Company would otherwise have been liable is actually directly reduced or extinguished.

12.8                     Insurance Proceeds and Other Recoveries from Third Parties

12.8.1            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent that the Losses in respect of which the Claim is made:

(i)                                  are covered by an insurance policy in force at the Closing Date;

(ii)                               are recovered from any other third party.

12.8.2            Accordingly, any amount for which the Seller would otherwise have been liable in respect of any Claim shall be reduced by the amount of any insurance proceeds, indemnification or other payment from any insurance company or any other third party in respect of the Loss which is the subject matter of the Claim.

12.8.3            If, before the Seller pays an amount in discharge of any Claim, the Target Company or the Purchaser is entitled to recover from any insurance company or any other third party a sum which indemnifies or compensates the Target Company or the Purchaser (in whole or in part) in respect of the Loss which is the subject matter of the Claim, the Purchaser shall procure that all reasonable steps are taken to enforce such recovery against the third party.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

12.8.4            If the Seller pays an amount in discharge of any Claim and the Purchaser or the Target Company subsequently recovers from any insurance company or any other third party a sum relating to the subject matter of the Claim, the Purchaser shall pay, or shall procure that the Target Company pays, to the Seller an amount equal to the difference between:

(i)                                  the amount paid by the Seller to the Purchaser or the Target Company; and

(ii)                               the amount that the Purchaser or the Target Company would have received if the amount of such recovery had been taken into account in determining the amount due by the Seller in accordance with this Clause 12.8.

12.8.5            If the Seller pays an amount in respect of any Claim, the Purchaser shall, and shall cause the Target Company to, assign to the Seller all of its rights arising from the Loss which is the subject matter of that Claim against any insurance company or other third party, to the extent such assignment is permitted.

12.9                     Matters Arising Subsequent to this Agreement

The Seller shall have no obligation to indemnify the Purchaser in respect of any Losses to the extent that the same would not have occurred but for:

12.9.1            any action taken by the Seller (or any of its Affiliates) after the date of this Agreement, pursuant to this Agreement or otherwise at the written request or with the written approval of the Purchaser;

12.9.2            any change made after the Closing Date to the Target Company’s valuation rules or policies or practices in respect of accounting, Tax matters;

12.9.3            any other action of the Target Company or the Purchaser (or any of its Affiliates), after the Closing Date, taken or omitted otherwise than within the scope of the Target Company’s ordinary course of business and in the knowledge that such action would give rise to a Loss; or

12.9.4            the passing of, or any change in, any law, regulation or standards (including any increase in any Tax rates) after the Closing Date.

12.10              Fraud

None of the limitations on the liability of the Seller set out in Clause 12 or 13 (whether as to the quantum of the Claim, the time limit for notification of the Claim, the procedures or requirements for making a Claim, or otherwise) shall apply to any Claim against the Seller to the extent that the liability of the Seller in respect of that Claim arises from fraud or wilful default on the part of the Seller..

12.11              Mitigation of Losses

12.11.1     The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any Losses which might give rise to a Claim against the Seller.

12.11.2     Without prejudice to the generality of Clause 12.11.1, the Purchaser shall (and shall cause the Target Company to) use commercially reasonable best efforts after the Closing Date to avoid that any full or partial repayment would be imposed on the Target Company in connection with the amount of EUR [***] that the Target

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Company has received as a part of the grant of EUR [***] that was awarded by [***] in connection with [***]. For the purposes of this Clause 12.11.2, best efforts does not include an obligation of the Purchaser to [***]. The Purchaser shall promptly inform the Seller of any communication received by the Purchaser (or by the Target Company) from [***] regarding this subject matter and shall consult with the Seller on the strategy and communication to [***] in respect thereof.

13                               Claims by the Purchaser

13.1                     Notification of Claims

13.1.1            In order to make a Claim against the Seller, the Purchaser shall give a notice of such Claim to the Seller within sixty (60) days after it or any director of the Target Company, appointed on or after the Closing Date, becomes aware of any event, matter or circumstance that gives rise to the Claim and within the time limitations provided in Clause 12.1. Such notice shall set out full details to the extent available of the legal and factual basis of the Claim, together with a first estimate of the amount of the Losses. A copy of all documents establishing the basis of the Claim shall be enclosed in the notice.

13.1.2            If the Purchaser fails to give such a notice within sixty (60) days it or any director of the Target Company, appointed on or after the Closing Date, has become aware of any event, matter or circumstances, the Seller shall be relieved from any liability it may have under Clause 11 in respect of the relevant event, matter or circumstances, unless and to the extent that the Purchaser establishes that the Seller has not been prejudiced by such failure.

13.1.3            The notice shall be deemed invalid and hence not to be given, if it does not contain each of the elements required by Clause 13.1.1.

13.2                     Third Party Claims

13.2.1            If the events, matters or circumstances that may give rise to a Claim against the Seller occur or arise as a result of or in connection with a claim by or a liability to a third party (a “Third Party Claim”), then:

(i)                                  the Purchaser shall, or shall cause the Target Company to, provide the Seller with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim as the Seller may reasonably request, within fifteen (15) days following receipt of such documents and correspondence by the Target Company or the Purchaser, subject to the Seller agreeing to keep all such information and documents confidential and to use them only for the purpose of dealing with the Third Party Claim;

(ii)                               the Seller shall promptly and not later than fifteen (15) days thereafter notify to the Purchaser whether or not it desires to defend the Purchaser or the Target Company against such Third Party Claim;

(iii)                            if the Seller informs the Purchaser that it desires to assume the defence against the Third Party Claim, the Seller shall have the right to assume and

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

control the defence of such Third Party Claim by appropriate proceedings at the Seller’s sole cost and expense, provided that (i) the Seller shall keep the Purchaser informed on the development of the Third Party Claim, (ii) that no admission of liability shall be made by the Seller, (iii) the Third Party Claim shall not be settled without the Purchaser’s prior written consent which consent may not be unreasonably refused or delayed and (iv) the Seller shall take into account reasonable requests of the Purchaser regarding the defence of the Third Party Claim;

(iv)                           if the Seller informs the Purchaser that it does not desire to assume the defence against the Third Party Claim, the Purchaser shall, or shall cause the Target Company to, take into account reasonable requests of the Seller and keep the Seller informed on the development of the Third Party Claim; and

(v)                              no admission of liability shall be made by the Purchaser or the Target Company and the Third Party Claim shall not be settled without the Seller’s prior written consent which consent may not be unreasonably refused or delayed.

13.2.2            If the Purchaser breaches any of its obligations under Clause 13.2, the Seller shall be relieved from any liability it may have under Clause 11 in respect of the Third Party Claim.

13.3                     Seller’s Access to the Target Company

In connection with any Claim made by the Purchaser against the Seller, and without prejudice to Clause 13.2, the Purchaser shall, and shall cause the Target Company to:

13.3.1            afford the Seller and its advisers access to the Target Company’s registered office and to any other premises owned or leased by any Target Company, upon reasonable advance notice and during normal business hours and, to the extent relevant, in accordance with the “standard operating procedures” of the Target Company;

13.3.2            allow the Seller and its advisers to meet with the Target Company’s management and employees, upon reasonable advance notice and during normal business hours;

13.3.3            allow the Seller and its advisers to investigate the events, matters or circumstances alleged to give rise to such Claim, as the Seller or its advisers may reasonably deem necessary or desirable, provided that no such investigation shall interfere with the Target Company’s business; and

13.3.4            allow the Seller and its advisers to examine and copy all such contracts, books and records, and other documents and data relating to the events, matters or circumstances referred to in the Claim, as the Seller and its advisers may reasonably request, subject to the Seller agreeing to keep all such information and documents confidential and to use them only for the purpose of investigating and defending such Claim.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

13.4                     Notification of Seller’s Objections

13.4.1            If the Seller objects to any Claim made by the Purchaser in accordance with Clause 13.1, it shall give a notice to the Purchaser objecting to the Claim within sixty (60) days following notification of such Claim. Such notice shall contain a statement of the basis of the Seller’s objections.

13.4.2            The Seller shall be deemed to accept any Claim made by the Purchaser in accordance with Clause 13.1 if it fails to give a notice of objection to the Purchaser pursuant to Clause 13.4.1, unless and to the extent that the Seller establishes that the Purchaser has not been prejudiced by such failure.

13.5                     Disagreement on a Claim

13.5.1            If the Seller and the Purchaser are unable to reach agreement on the amount payable by the Seller within sixty (60) days following notification of the Seller’s objections in accordance with Clause 13.4, the matter shall be decided in accordance with Clause 16.12 (Jurisdiction).

13.5.2            The Purchaser shall be deemed to have withdrawn its Claim, unless it has taken all necessary actions to submit the matter to the competent court in accordance with Clause 16.12 (Jurisdiction) within twelve months after the thirty-day time period set out in Clause 13.5.1 has elapsed.

13.6                     Payment by the Seller

13.6.1            If the Seller has accepted the amount claimed by the Purchaser or if the Seller and the Purchaser have agreed on another amount, the Seller shall pay such amount (subject to the limitations set out in Clause 12) within fifteen (15) Business Days of such acceptance or agreement.

13.6.2            If the matter giving rise to a Claim has been decided by any competent court or tribunal in accordance with Clause 16.12 (Jurisdiction) and the Seller has been ordered to pay any amount pursuant to any judgement not subject to appeal, the Seller shall pay such amount on the date on which it has become due and payable.

13.6.3            All payments shall be made in accordance with such instructions as shall be notified to the Seller by the Purchaser.

14                               Undertakings of the Parties Extending after the Closing Date

14.1                     Payment of Intra-group Indebtedness by the Target Company

The Purchaser shall cause all financial indebtedness (being the payables referred to in Schedule 1.1.1(i)) owed on the Closing Date by the Target Company to the Seller or any Affiliate of the Seller to be paid to the Seller in full (including any accrued but unpaid interest as per that date)on the fifth (5th) Business Day after the final determination of the Purchase Price Amount in accordance with Clause 3.2.

14.2                     Payment of the Second Tranche

The Purchaser undertakes to timely pay the Second Tranche in accordance with Clause 3.3.2.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

14.3                     Further Assurances

The Parties agree and undertake to furnish to each other such further information, to execute such other documents, and to do such other things (before or after the Closing Date), as any other Party may reasonably request for the purposes of carrying out the intent of this Agreement.

14.4                     Confidentiality and Announcements

14.4.1            This Clause shall be without prejudice to the Confidentiality Agreement dated 10 November 2011, which shall continue notwithstanding this Agreement.

14.4.2            The existence, subject matter and contents of this Agreement are confidential, and subject to Clause 14.4.4, each Party is prohibited from disclosing all or any part of this Agreement, or even its existence, at any time (including after the Closing Date).

14.4.3            Subject to Clauses 14.4.4 and 14.4.5:

(i)                                  each Party shall treat as strictly confidential and not disclose or use any information obtained in connection with the negotiations relating to the Transaction; and

(ii)                               the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including future plans and targets) of the Seller and the Seller’s Affiliated Companies.

14.4.4            Clauses 14.4.2 and 14.4.3 shall not prohibit disclosure or use of any information if and to the extent that:

(i)                                  the disclosure or use is necessary in order to allow any Party to comply with any legal requirement to make any announcement or to provide information to any public authority or Stock Exchange;

(ii)                               the disclosure or use is required for the purposes of any judicial or arbitration proceedings arising out of or in connection with this Agreement;

(iii)                            the disclosure is made to professional advisers of any Party on condition that such professional advisers undertake to comply with the provisions of Clauses 14.4.2 and 14.4.3 in respect of such information as if they were a party to this Agreement;

(iv)                           the information is or becomes publicly available (other than as a result of any breach of the Confidentiality Agreement or this Agreement);

(v)                              the information becomes available to the Party bound by this Clause 14.4 from a source which is not bound by any obligation of confidentiality in relation to such information (as can be demonstrated by such Party’s written records and other reasonable evidence); or

(vi)                           the other Party has given prior written approval to the disclosure or use,

it being understood, however, that any Party that intends to disclose information pursuant to this Clause 14.4.4 shall to the extent not prohibited by applicable laws

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

or regulations, prior to making such disclosure, consult with the other Party on the form, content and timing of such disclosure.

14.4.5            On or shortly after the date of this Agreement, the Seller and the Purchaser shall be allowed to issue a press statement announcing the Transaction, substantially in the form as the drafts attached as Schedule 14.4.5.

14.4.6            Without prejudice to Clause 14.4.5, no announcement in connection with the existence or the subject matter of this Agreement (including any announcement to the Target Company’s employees, customers or suppliers) shall be made without the prior written consent of all Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall consult with each other concerning the means by which the Target Company’s employees, customers and suppliers, and others having dealings with the Target Company, shall be informed of this Agreement. The Purchaser shall have the right to be present when any such communication is made.

14.4.7            The Parties shall take all necessary actions to ensure that no accidental or unauthorised disclosure of the existence or contents of this Agreement occurs.

14.5                     Tax Returns regarding Pre-Closing Date Tax Return Periods

14.5.1            The Purchaser shall (i) timely consult with the Seller with a view to prepare the Tax returns of the Target Company for all Tax Return Periods ended on or prior to the Closing Date to the extent that they have not been prepared before the Closing Date, and (ii) take into account any reasonable comments made by the Seller in respect of such Tax returns.

14.5.2            The Purchaser shall and shall cause the Target Company to retain all books and records with respect to Taxes pertaining to the Target Company following the Closing Date for as long as required under applicable law.

14.6                    Use of the name “TiGenix”

14.6.1            The Purchaser agrees and undertakes that the name “TiGenix” shall be deleted from the Target Company’s corporate name not later than one (1) month after the Closing Date.

14.6.2            The Purchaser further agrees and undertakes not to use, and to cause the Target Company to permanently stop the use of, as soon as practicable and in any event within one (1) month following the Closing Date, (a) the name “TiGenix” or any similar expression or any derivative or abbreviation thereof, and/or (b) any of the logos attached as Schedule 14.6.2 (or any other logos incorporating the words “TiGenix”, “ChondroCelect” or “ChondroCelect Harvester”) in any manner whatsoever, including any commercial documentation and signs, except:

(i)                                  to the extent such name and/or logos are part of the packaging and labelling of the product “ChondroCelect”, for as long as the product “ChondroCelect” will continue to be manufactured by the Target Company, and

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                               that such name and/or logos must be maintained on all documents (including but not limited to SOPs, WINs and other forms) that constitute “Licensed Technology” as defined in the CMO Contract, of which the Seller is (and will remain after the Closing Date) the exclusive owner.

14.7                     Standstill

The Purchaser undertakes that it shall not, and the Purchaser shall procure that its Affiliated Companies and its officers, directors, employees agents and advisors (and those of its Affiliated Companies) shall not until the expiry of a period of two (2) months following the Closing Date (or, as the case may be, following the date of termination of this Agreement in accordance with Clause 15), whether directly or indirectly, through intermediaries, persons or entities acting in concert, or otherwise, purchase or sell, offer to purchase or sell, agree to purchase or sell, or otherwise acquire or transfer, offer to acquire or transfer, or in any way assist any other person in acquiring or transferring, directly or indirectly, any shares, securities or other financial instruments of the Seller, or advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. The Purchaser acknowledges that a breach of this Clause 14.7 may also constitute a violation of insider dealing and market abuse regulations applicable in Belgium or abroad and give rise to administrative and/or criminal sanctions.

14.8                     Reorganisation

The Purchaser agrees and undertakes not to (and shall cause the Target Company not to) dismiss or terminate the employment or services of any of the Target Company’s employees, temporary workers or consultants during a period of six (6) months after the Closing Date other than for serious cause, provided that the Seller complies with the terms and conditions of the CMO Contract.

15                               Termination

15.1                     Termination Events

15.1.1            This Agreement may be terminated at any time by mutual consent of the Seller and the Purchaser.

15.1.2            This Agreement may be terminated by the Seller in accordance with Clause 4.3.1 or Clause 10.3.2.

15.1.3            This Agreement may be terminated by any Party in accordance with Clause 5.5.2 (if any other Party does not fulfil its Closing Obligations).

If a termination notice has been given in accordance with Clause 5.5.2, this Agreement shall terminate on the expiration date of the notice period, unless the breach alleged by the terminating Party has been cured to the reasonable satisfaction of the terminating Party on or before such expiration date.

15.2                     Consequences of a Failure to Terminate this Agreement

No failure by a Party to exercise its right to terminate this Agreement under this Clause 15 shall constitute a waiver of any other rights and remedies available to that Party under this Agreement.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

15.3                     Effect of Termination

If this Agreement is terminated pursuant to this Clause 15:

15.3.1            all further obligations of the Parties under this Agreement shall terminate, except that the obligations set out in Clauses 14.4 (Confidentiality and Announcements), 16.6 (Expenses), 16.10 (Governing law) 16.12 (Jurisdiction) shall survive;

15.3.2            each Party shall be under the obligation to reimburse or return to the other Parties (or, as the case may be, to the Target Company) any sum of money or other assets it has received from the other Parties (or, as the case may be, from the Target Company) pursuant to this Agreement; and

15.3.3            each Party shall be under the obligation to return to the other Party (or, as the case may be, to the Target Company) any confidential information relating to the other Party (or, as the case may be, to the Target Company) it has received from the other Party (or, as the case may be, from the Target Company) during the due diligence or the negotiation of this Agreement or pursuant to this Agreement.

16                               Miscellaneous

16.1                     Rights and Remedies of the Parties

Each of the Parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Parties hereby waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

16.2                     Amendments and Waivers

16.2.1            No amendment to this Agreement shall be effective unless it is made in writing and signed by all Parties or their duly authorised representatives.

16.2.2            Except as otherwise provided herein, no failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered as a waiver of such right or remedy, or any other right or remedy under this Agreement, nor shall any partial exercise of any right or remedy under this Agreement preclude any further exercise thereof or the exercise of any other right or remedy under this Agreement.

16.2.3            Except as otherwise provided herein, no waiver shall be effective unless it is given in writing and signed by the Party that gives the waiver or its duly authorised representative(s).

16.3                     Notices

16.3.1            Any notice in connection with this Agreement must be in writing in English and shall be validly given with respect to each Party if:

(i)                                  delivered by hand (with written confirmation of receipt) to the persons listed hereinafter;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                               sent by e-mail (with confirmation by registered mail or an internationally recognised courier company within three Business Days) to the e-mail addresses and postal addresses set out hereinafter; or

(iii)                            sent by registered mail or an internationally recognised courier company to the addresses set out hereinafter;

or to such other addressee, e-mail address or postal address as a Party may notify to the other Parties in accordance with this Clause 16.3.

If to the Seller:	Name:	TiGenix NV

	Address:	Romeinse Straat 12, box 2, 3001 Heverlee (Leuven), Belgium

	Attention:	Mr. Eduardo Bravo

	E-mail:	eduardo.bravo@tigenix.com

With a copy to:	[***]

If to the Purchaser:	Name:	PharmaCell B.V.

	Address:	Oxfordlaan 70, 6229EV Maastricht, the Netherlands

[***]:

With a copy to:	[***]

16.3.2            Any notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                  at the time of delivery, if delivered by hand or a courier company;

(ii)                               on the next Business Day (in the place to which it is sent) if sent by e-mail (provided, however, that if no confirmation is received within three (3) Business Days, the notice shall be deemed to have been received on the date when such confirmation is actually received);

(iii)                            on the first Business Day following the date of posting if sent by registered mail, provided that both the sender and the addressee reside or have their registered office in either Belgium or the Netherlands; or

(iv)                           on the third Business Day (in the place to which it is sent) following the date of posting if sent by registered mail where either the sender or the addressee does not reside or have its registered office in Belgium or the Netherlands.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

16.4                     Interest on Overdue Amounts

Interest shall accrue automatically (without any formal notice to pay being required) on any overdue amount under this Agreement at the rate of two percent (2%) per year, calculated on the basis of a year of 365 days, from the due date up to the date of payment.

16.5                     Assignment of Rights and Obligations — Third Party Rights

16.5.1            Except as otherwise provided herein, no Party may assign all or part of its rights and obligations under this Agreement to any third party (through a sale, a contribution, a donation or any other transaction, including the sale or contribution of a division or of a business as a whole, a merger or a split) without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it intended to assign (without prejudice to any other right or remedy that the other Parties may have for breach of this Clause 16.5.1).

16.5.2            However, notwithstanding the foregoing, any Party shall be allowed to assign all or part of its rights and obligations under this Agreement to any Affiliated Company, provided that such assignment is expressly stated to have effect only for so long as the assignee remains an Affiliated Company of the assigning Party.

16.5.3            Save as expressly otherwise stated, this Agreement does not contain any stipulation in favour of a third party (“derdenbeding”).

16.5.4            Subject to the assignment restrictions set out in this Clause 16.5, this Agreement is concluded for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein is intended to or shall implicitly confer upon any other person any legal right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, except to the extent expressly stated otherwise in this Agreement.

16.6                     Expenses

16.6.1            Each Party shall bear all costs and expenses incurred or to be incurred by it in connection with the negotiation, execution and performance of this Agreement.

16.6.2            The Purchaser bears the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser is responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Purchaser shall indemnify the Seller against any Loss suffered by the Seller as a result of the Purchaser failing to comply with its respective obligations under this Clause 16.6.2.

16.7                     Dutch Notary

The Parties are aware that the Dutch Notary holds office with Linklaters LLP, the Seller’s legal adviser in connection with the transaction contemplated by this Agreement. The

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Parties hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) and explicitly agree and acknowledge that:

16.7.1            Linklaters LLP may advise and act on behalf of the Seller with respect to this Agreement and the deed of transfer of the Shares, and any agreements or any disputes related to or resulting from this Agreement and/or the deed of transfer of the Shares;

16.7.2            the Dutch Notary shall execute the deed of transfer of the Shares pursuant to which the Shares will be transferred; and

16.7.3            the Dutch Notary shall act as “Depositary” under the Deposit Agreement.

16.8                     Severability

16.8.1            If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

16.8.2            In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

16.9                     Entire Agreement

16.9.1            This Agreement (together with the documents referred to herein) contains the entire agreement between the Parties with respect to its subject matter.

16.9.2            Without prejudice to Clause 14.4.1, it replaces and annuls all prior agreements, communications, offers, proposals or correspondence, oral or written, exchanged or concluded between the Parties (including the Term Sheet) relating to the same subject matter.

16.10              Waiver of Rescission, Nullification and Amendment

Each Party waives any right to wholly or partly dissolve (“ontbinden”) or nullify (“vernietigen”) this Agreement or to demand the whole or partial dissolution (“ontbinding”) or nullification (“vernietiging”) in legal proceedings thereof pursuant to Sections 6:265 through 6:272 of the Dutch Civil Code and Section 6:228 of the Dutch Civil Code respectively, and waives any right to request amendment of the legal consequences of this Agreement pursuant to Section 6:230, subsection 2, of the Dutch Civil Code.

16.11              Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the European part of the Netherlands.

16.12              Jurisdiction

Any and all disputes arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement)

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

shall be — unless any imperative rule of law dictates otherwise — submitted to the exclusive jurisdiction of the authorized court in the district Limburg, location Maastricht, the Netherlands without prejudice to the right of appeal and that of appeal to the Supreme Court.

16.13              Counterparts

This Agreement may be signed in counterparts, in the number of originals stated hereinafter on the signature page. When taken together, the counterparts signed by all Parties shall constitute one and the same instrument.

16.14              Proxy to initial the Agreement and the Schedules

The Seller hereby gives a power-of-attorney to Mrs. An Moonen, its legal counsel, to initial on its behalf the pages of this Agreement and the Schedules to this Agreement.

This Agreement has been signed on 23 January 2014, in two (2) originals (one for the Seller and one for the Purchaser).

Each Party acknowledges receipt of its own original of this Agreement.

TiGenix NV represented by:

/s/ Eduardo Bravo
Name:	Eduardo Bravo
Title:	CEO and attorney-in-fact

PharmaCell B.V. represented by:

/s/ Alexander Vos
Name:	Alexander Vos
Title:	CEO and attorney-in-fact

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Index of Schedules

Schedule (D)	Index of the Data Room
Schedule 1.1.1(i)	Closing Date Intra-group Indebtedness
Schedule 1.1.1(ii)	Closing Date Working Capital
Schedule 1.1.1(iii)	Draft CMO Contract
Schedule 1.1.3	Definition of Seller’s knowledge (list of persons)
Schedule 3.2.5	Format of Closing Accounts
Schedule 3.2.5(ii)	Valuation rules
Schedule 5.2.2	Dutch deed re: transfer of the Shares
Schedule 6.2.2	Deposit Agreement
Schedule 7.4	Form of resignation letter
Schedule 9	Purchaser’s Representations
Schedule 10	Seller’s Representations
Schedule 14.4.5.	Press release
Schedule 14.6.2	Logos

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule (D): [***]

Schedule 1.1.1(i): [***]

Schedule 1.1.1(ii):

Agreement

for

the Manufacturing

of

ChondroCelect®

Between

TIGENIX B.V.

and

TIGENIX NV

and

PHARMACELL B.V.

[•] 2014

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 1.1.1(iii):

TiGenix 23 January 2014

Agreement

for

the Manufacturing

of

ChondroCelect®

Between

TIGENIX B.V.

and

TIGENIX NV

and

PHARMACELL B.V.

[•] 2014

THIS AGREEMENT FOR THE MANUFACTURING OF CHONDROCELECT® is made

BETWEEN:

(1)                     TiGenix B.V., a corporation duly incorporated and existing under the laws of the Netherlands, having its registered office at Urmonderbaan 20b, 6167RD Geleen, the Netherlands, registered with the commercial register (KvK Limburg) under number 14121664 (hereafter referred to as the “Supplier”),

AND:

(2)                     TiGenix NV, a corporation duly incorporated and existing under the laws of Belgium, having its registered office at Haasrode Researchpark 1724, Romeinse straat 12 box 2, 3001 Leuven, Belgium, registered with the register of legal entities (Leuven) under number BE 0471 340 123 (hereafter referred to as “TiGenix”),

TiGenix and the Supplier being referred to individually as a “Party” and together as the “Parties”,

IN THE PRESENCE OF:

PharmaCell B.V., a corporation duly incorporated and existing under the laws of the Netherlands, having its registered office at Oxfordlaan 70, 6201 BH Maastricht, the Netherlands, registered with the commercial register (KvK Limburg) under number 14083599 (hereafter referred to as “PharmaCell”).

WHEREAS:

(A)                   PharmaCell is in the business of providing biotechnology and cell therapy development services, including without limitation process development, validation, scale up services, production and product manufacturing services, quality assurance, regulatory support, analytical development, fill and finish services and quality control analysis under EU GMP conditions in respect of intermediate and final drug products.

(B)                   On or about the date of this Agreement, PharmaCell acquired all shares in the Supplier.

(C)                   TiGenix is active in the discovery, development, manufacturing and commercialization of pharmaceutical cell therapy products for human use.

(D)                   In 2012, the Supplier successfully completed and validated the Facility for GMP-production and obtained the applicable GMP license (fabrikantenvergunning) for the commercial production of the ATMP-classified product ChondroCelect® from the competent Dutch authorities. This GMP license was recently extended to a license enabling the Supplier to work with multiple products in the Facility. In addition, the Supplier holds a tissue establishment license (erkenning als weefselinstelling) issued by the competent Dutch authorities.

(E)                   TiGenix holds a marketing authorisation to market ChondroCelect®, including the right to produce it at the Facility, obtained from the EMA in 2012.

(F)                    Prior to the date of this Agreement, Parties have conducted the “information exchange” as set out in Schedule 1.

(E)                   TiGenix wishes to engage and contract with the Supplier for the provision of the Services, including the commercial GMP production of ChondroCelect® and Supplier wishes to provide such Services to TiGenix.

IT IS AGREED AS FOLLOWS:

1                 DEFINITIONS

For purposes of this Agreement, the terms defined in this Section shall have the respective meanings set forth below:

1.1                          “Adverse Condition” has the meaning as set out in Section 17.5;

1.2                          “Affiliate” means any person, corporation, partnership, firm, joint venture or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, either Party, as the case may be. An entity will be regarded as under “Control” of another entity for purposes of this definition if it owns or controls more than fifty per cent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or otherwise possesses the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting rights or by contract or otherwise;

1.3                          “Agreement” means this agreement for the manufacturing of the Product in its entirety, including all Schedules;

1.4                          “Applicable Laws” means all legislations, regulations, orders, of whatever nature or origin (national, supranational, etc.), that are legally enforceable;

1.5                          “Audit” means the review, discussion, verification and/or inspection, by TiGenix’s representatives, of the Facility, of the Supplier’s standard operating procedures, of the Supplier’s compliance with EU GMP in the performance of the Services, and/or of the Supplier’s compliance with the terms of this Agreement, in accordance with the terms of the Quality Technical Agreement as set out in Schedule 4;

1.6                          “Batch Conformity” means the completion by a Qualified Person of Supplier of the review of all necessary testing and production records, and the confirmation that a batch of Product has been manufactured in accordance with GMP, the Specification, the procedures relating to the Product and the Quality Technical Agreement;

1.7                          “Batch Conformity Statement” means a statement signed by a Qualified Person of the Supplier confirming that at the time of issue of the statement the Product meets GMP,

the Specification, the procedures relating to the Product and the Quality Technical Agreement;

1.8                          “Business Day” means any day which is not a Saturday, a Sunday or a Dutch or Belgian public holiday and references to any time shall be to Dutch time (GMT+ one hour);

1.9                          “Calendar Year” means a period of twelve (12) months commencing on 1 January and ending on 31 December;

1.10                   “GMP” means current Good Manufacturing Practices as promulgated in EU Commission Directive 2003/94/EC (EU GMP Guidelines), EU Commission Directive 2001/20/EC (Clinical Trials), EU Regulation EC 1394/2007 (Advanced Therapy medicinal Products (ATmP)), EU Directive 2001/83/EC (Medicinal Products for Human Use), and national implementation of the foregoing, and applicable International Conference on Harmonisation guidelines as well as any applicable regulatory guidelines issued by Government Competent Authorities in particular relevant guidance on good manufacturing practices contained in Volume 4 of the Rules Governing Medicinal Products in the European Union and the national implementations of these rules. For the avoidance of doubt, the Supplier’s operational quality standards are defined in internal GMP documents which shall always be coherent with and adequately reflect current international applicable GMP guidelines and allow GMP manufacturing of investigational biopharmaceutical products and products for cellular therapies;

1.11                   “Change of Control” when applied to any person will be deemed to have occurred on each occasion on which any person or persons other than those who Control such person at the Effective Date subsequently acquire Control of it, whether directly or indirectly;

1.12                   “Confidential Information” means all information or material that has or could have commercial value or constitutes sensitive information in the business or prospective business of a Party’s company or its Affiliates, whether or not such information is identified as Confidential Information;

1.13                   “Control” has the meaning as set out in Section 1.1;

1.14                   “Data Controller” has the meaning as set out in Section 16.1;

1.15                   “Data Processor” has the meaning as set out in Section 16.1;

1.16                   “Data Subject” has the meaning as set out in Section 16.1;

1.17                   “Defaulting Party” has the meaning as set out in Section 17.4

1.18                   “Defective Product” has the meaning as set out in Section 8.1; “Defect” shall be construed accordingly;

1.19                   “Defective Service” has the meaning as set out in Section 9.1

1.20                   “Disclosing Party” has the meaning as set out in Section 15.1;

1.21                   “Due Date” has the meaning as set out in Section 10.4;

1.22                   “Effective Date” means 30 May 2014;

1.23                   “EMA” means the European Medicines Agency;

1.24                   “Exclusive Territory” means the countries currently belonging to the European Union as well as any new member states thereof;

1.25                   “Facility” means the manufacturing facility located at Urmonderbaan 20b, 6167RD Geleen, the Netherlands;

1.26                   “Force Majeure Event” has the meaning as set out in Section 18.1;

1.27                   “Government Competent Authorities” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to use, transport (including import and export), manufacturing or storage of the TiGenix Materials or the provision of the Services in any country;

1.28                   “Group” means the relevant Party together with its Affiliates;

1.29                   “Intellectual Property Rights” means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, utility models, trade marks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any continuations, continuations-in-part, divisionals, renewals, reissues or extensions;

1.30                   “Licensed Technology” means TiGenix’s Intellectual Property Rights in and to the Product and in and to the Process as well as other processes and/or products necessary to produce the Product, as further identified in Schedule 7;

1.31                   “Marketing Authorisation” means the marketing authorisation for ChondroCelect® with number EU/1/09/563/001 issued by the European Commission on 5 October 2009;

1.32                   “Material Breach” means a breach of any obligation or warranty contained in this Agreement which has or is in the near future likely to have a material effect on the interests of the other Party to this Agreement. For the avoidance of doubt, a Force Majeure Event is not a Material Breach;

1.33                   “Non-Defaulting Party” has the meaning as set out in Section 17.4;

1.34                   “Non-Exclusive Territory” means the following countries, to the extent not included in the definition of Exclusive Territory: Saudi Arabia, United Arab Emirates, Kuwait, Bahrain, Qatar, Oman, Lebanon, Jordan, Syria, Iraq, Iran, Israel and Egypt;

1.35                   “Personal Data” has the meaning as set out in Section 16.1;

1.36                   “Permitted Recipients” means the directors, officers, employees, agents, Third Party Contractors or professional advisers of the relevant Party who are required, on a strict need to know basis, in the course of their duties, to receive and consider the Confidential Information for the purpose of enabling the relevant Party to perform its obligations under this Agreement provided that such persons are under obligations of confidence no less onerous than those contained in Section 15 which are imposed on the Receiving Party;

1.37                   “Price” means the price for the Services as defined in Schedule 2;

1.38                   “Process” means the method of manufacturing the Product, including quality control and quality assurance;

1.39                   “Product” means ChondroCelect®, a cell-based medicinal product based on characterized viable autologous cartilage-forming cells expanded ex vivo expressing specific marker proteins as active ingredient, in its current and possible future form or expression;

1.40                   “Production” means the commercial manufacturing and GMP production of the Product;

1.41                   “Qualified Person” means the person (in accordance with Article 48 of Directive 2001/83/EC and with Article 13(2) of Directive 2001/20/EC), qualified to perform batch certification and Batch Conformity;

1.42                   “Quality Technical Agreement” means the agreement between the Parties that further defines the roles and responsibilities of the Parties with respect to the Services, and the processes and communications flows to be followed, as set out in Schedule 4;

1.43                   “Receiving Party” has the meaning as set out in Section 15.1;

1.44                   “Representative(s)” has the meaning as set out in Section 11.1;

1.45                   “Schedule” means the schedule (or schedules as appropriate) to this Agreement which specify the Services, payment terms and other relevant details referred to under this Agreement;

1.46                   “Services” means any or all parts of the services to be rendered by the Supplier, including the Production, under this Agreement as more fully described in Schedule 2;

1.47                   “Specification” means the criteria to be met by Supplier in respect of the Product as set out in Schedule 5;

1.48                   “SPOC” (or single point of contact) means the designated representative from each Party who will be responsible for management of the overall performance of this Agreement. Each Party will designate one person as a SPOC to the other Party in writing. Each Party shall be entitled to change its respective designated SPOC at any time and shall promptly give written (or e-mail) notice of the change to the other Party including the new contact details of the new representative(s) in any event no less than seven (7) Business Days after the change has been implemented;

1.49                   “Steering Committee” means the body organised in accordance with and pursuant to what is set out in Section 11.1;

1.50                   “Step In Notice” has the meaning as set out in Section 9.1;

1.51                   “Step In Period” has the meaning as set out in Section 9.6.5;

1.52                   “Technical Meeting(s)” has the meaning as set out in Section 11.4;

1.53                   “Term” has the meaning as set out in Section 17.1;

1.54                   “Territory” means both the Exclusive Territory and the Non-Exclusive Territory;

1.55                   “Third Party” means any person or entity, which is not a Party or an Affiliate of any Party to this Agreement;

1.56                   “Third Party Contractor” means any Third Party instructed by the Supplier and pre-approved by TiGenix pursuant to Section 3.5;

1.57                   “TiGenix Materials” means the materials to be provided by or on behalf of TiGenix, TiGenix’s Affiliates, TiGenix’s agents or TiGenix’s other suppliers to Supplier, remaining the property of TiGenix as listed in Schedule 6;

1.58                   “Warrant” (‘garanderen’) means that the warranting Party accepts liability towards the other Party for the (damage suffered as a result of) the absence of occurrences, acts or facts explicitly warranted in this Agreement;

1.59                   “Works” has the meaning as set out in Section 7.5.

2                 INTERPRETATION

In this Agreement, except to the extent that the context requires otherwise:

2.1                          references to this Agreement include its Schedules and any annexes;

2.2                          references in the singular shall include references in the plural and vice versa;

2.3                          headings shall be ignored in construing this Agreement;

2.4                          in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be included;

2.5                          the language which governs the interpretation of this Agreement is the English language. All notices to be given by any Party, shall be in the English language; and

2.6                          the words “include” and “including” are to be construed without limitation.

3                 PROVISION OF SERVICES

3.1                          The Supplier undertakes and agrees to render the Services (including the Production of the Product) to (the benefit of) TiGenix in accordance with the terms and conditions of this Agreement. The Price for the Services is set out in Schedule 2, which Schedule also covers applicable payment terms in relation to the advantaged pricing discounts of

1.500.000 EUR (one million five hundred thousand euros) in aggregate that are granted by the Supplier to TiGenix over a three year period as of the Effective Date.

3.2                          The Supplier will perform the Services diligently using its professional skill and care through personnel appropriately skilled in the manufacturing and production of cell culture-based therapeutics and in accordance with professional standards. The Supplier will use all commercially reasonable efforts to meet the estimated timelines for the completion of the Services and the required quality set out in the relevant Schedules, whether as regards the Product or — more generally — the Services. If (the Supplier has reasons to believe that) such timelines or quality cannot be met, the Supplier will promptly inform TiGenix in writing (or by e-mail) of the (i) estimated term of the delay or quality failure and (ii) the reasons for the delay or quality failure. The Supplier shall devote all commercially reasonable efforts to avoid and/or remedy (threatened) delays.

3.3                          The Supplier will, at TiGenix’s written (or e-mail) request at the times and in the quantities ordered by TiGenix, manufacture the Product for TiGenix, in accordance with the Specification, terms and conditions of this Agreement (including all Schedules), GMP and any Applicable Laws.

3.4                          The Services will comply with GMP. New and/or changing interpretations of any GMP requirements will be discussed and recorded in writing by the Parties as soon as one or both of the Parties becomes aware of any such new and/or changing interpretation, making whatever modifications to the Services as may be required therewith. The Supplier shall ensure that new EU GMP requirements are brought to the attention of TiGenix and will outline their impact on the Process.

3.5                          In the performance of the Services, the Supplier may subcontract certain part(s) of the Services to one or more Third Party Contractors only after having obtained the prior written consent of TiGenix, through its SPOC, with respect to each Third Party Contractor at stake and with respect to the tasks proposed to be subcontracted. The Supplier warrants and procures that the Third Party Contractor is bound by a written agreement containing terms protective of TiGenix at least as stringent as those contained in this Agreement, taking into account the tasks to be performed by the Third Party Contractor. The Supplier shall procure such support by the Third Party Contractor as is required to comply with the Supplier’s obligations under this Agreement. The Supplier shall at all times remain fully responsible and liable for the performance of the Agreement and for the acts and omissions of any Third Party Contractor, even if the latter has been authorized by TiGenix.

3.6                          TiGenix acknowledges that the Supplier has the obligation to maintain its GMP infrastructure and systems on a regular basis in order to secure continuity of operation for TiGenix and other clients and to maintain its licenses. TiGenix thus acknowledges that the Supplier may schedule temporary shut-downs of its operation to perform such maintenance, it being understood that such temporary shut-downs are limited to maximum half a day of interruption of the Process and that even during such shut-downs, the air conditioning (HVAC) will continue to run at all times, be it at a reduced level. Said limited shut downs may be scheduled up to two (2) times a year (once during summer, once most likely during the Christmas period). TiGenix and the Supplier will schedule their activities taking these maintenance periods into account, and the Supplier will notify TiGenix at least three (3) months in advance of its proposed shut-downs.

3.7                          When reasonably required by the Supplier (i.e., in case a specific expertise is not available within the Supplier’s organisation) or where stipulated in a Schedule, TiGenix shall, at its own cost and expense, make available to the Supplier suitably skilled, educated employees or representatives with knowledge of the Process and the Product for the purpose of facilitating and discussing the performance by the Supplier of the Services hereunder. To the extent such employees or representatives have access to the Facility, TiGenix shall ensure that such employees or representatives will (i) be subject to enforceable obligations of confidentiality preventing them from using any information of the Supplier of a confidential nature which they acquire during such visit other than as permitted by this Agreement; and (ii) obey the rules at the Facility with regard to health and safety and GMP, provided the Supplier has provided TiGenix’s employees and representatives with copies of the same in writing.

4                 EXCLUSIVITY

4.1                          During the term of this Agreement, the Supplier will be the only manufacturer and supplier for Products to be sold in the Exclusive Territory. In the Non-Exclusive Territory, TiGenix may at any time appoint one or more Third Parties in addition to or other than Supplier for the manufacturing and the supply of Products. In case of Material Breach of the Agreement by the Supplier, after having been put on notice in accordance with Section 17.4.1 allowing the Supplier to remedy such Material Breach, TiGenix shall have the option to put an immediate end to such exclusivity in the Exclusive Territory, by serving a written notice to the Supplier to that effect and without indemnities to the Supplier.

4.2                          During the term of this Agreement, the Supplier, PharmaCell or any of their Affiliates will not produce any knee cartilage product for any Third Party.

5                 DELIVERABLES

5.1                          TiGenix will order, and the Supplier will manufacture and package, the Products in accordance with Schedule 2.

5.2                          TiGenix will provide to the Supplier, at no cost, the TiGenix Materials, which the Supplier shall store and use with proper care, and which the Supplier shall only use in accordance with TiGenix’s instructions and generally in accordance with this Agreement and for the purposes of the provision of the Services. TiGenix will ensure that the Supplier is provided with sufficient TiGenix Materials based on stock overviews that will be supplied from time to time by the Supplier to TiGenix or will otherwise be provided by the Supplier upon TiGenix’s request. In case any of the TiGenix Materials would become unusable for their intended purpose, the Supplier shall promptly inform TiGenix thereof and to the extent that the TiGenix Materials became unusable due to any improper use or storage by the Supplier, the Supplier shall reimburse TiGenix for the cost of any such affected TiGenix Materials.

5.3                          The Supplier shall purchase from Third Parties such other materials as are required for the provision of the Services in addition to the TiGenix Materials, as also listed in Schedule 6. Schedule 6 shall also list for each of the materials required for the provision of the Services, the safety stock and (where relevant) the suppliers from which such materials should be purchased.

5.4                          Supplier shall assemble the biopsy-kits and the implantation kits relating to the Product in accordance with TiGenix’ instructions and using among other the TiGenix Materials.

5.5                          In all cases (including those where the Product manufactured would qualify as Defective), the Supplier will deliver the Product and/or any other deliverables resulting from the performance of the Services to TiGenix or, at TiGenix’s discretion, to a Third Party (e.g. a courier appointed by TiGenix for the shipment of the Product) Ex Works the Facility (Incoterms 2010, as supplemented by this Agreement) on the agreed delivery date and in accordance with TiGenix’s instructions and the procedures in effect (including but not limited to those instructions and procedures made available to Supplier during the information exchange as set out in Schedule 1) or as approved in writing after the Effective Date by the Steering Committee and in accordance with the Specification.

5.6                          The Supplier shall be responsible for the safe custody and storage of the Product until delivery of the Product. Risk and title in respect of the Product delivered to TiGenix pursuant to this Agreement shall pass upon delivery.

5.7                          At the latest one hour before the communicated time of delivery of the Product to TiGenix in accordance with Section 5.5, a Qualified Person of the Supplier shall perform the Batch Conformity of the Product, and shall provide TiGenix with a Batch Conformity Statement (in PDF form by e-mail) and such other documents as may be required pursuant to the Quality Technical Agreement.

5.8                          Schedule 3 sets out the responsibilities of Supplier as Tissue Establishment (“weefselinstelling”). In case after the Effective Date of this Agreement, the relevant authorities decide and notify the Supplier of the fact that the Supplier no longer needs to comply with any Tissue Establishment requirements, Schedule 3 will cease to apply.

6                 CHANGES AND MODIFICATIONS

6.1                          Without prejudice to the application of Section 6.2, TiGenix shall be entitled to request additions or modifications to the Services (including — without limitation — as regards the Process and/or the Product, as well as the Price). The Supplier undertakes to devote all reasonable efforts to accommodate such requests if and to the extent Supplier agrees to such additions or modifications, it being understood that — where relevant — additional payment will be made to the Supplier at market prices for such additions or modifications. Any such request should, if possible, be made four (4) weeks in advance of commencement of the modified or additional Services, to which the Supplier will respond within two (2) weeks of such request. Such additions or modifications to the Services together with the applicable timelines and Price, shall be discussed and, if it decides so, approved in writing by the Steering Committee, prior to commencement of such modified or additional Services.

6.2                          Any additions, omissions or modifications to the Services required as a result of changes to regulatory requirements imposed by Government Competent Authorities will be referred to the Steering Committee for discussion, including to determine how the Services and timelines should be modified and if such additions, omissions or modifications require additional (or less) and unforeseen expenditure by the Supplier specific to the Product or the Services in order to comply with the revised regulatory requirements. Such additions, omissions or modifications to the Services together with the applicable timelines and Price, shall be approved and decided in writing by the Steering Committee.

6.3                          Any modification, extension or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement), other than those expressly covered by this Section 6 shall be valid only if confirmed in writing (excluding email) and signed by or on behalf of each of the Parties to this Agreement.

7                 INTELLECTUAL PROPERTY

7.1                          The Parties acknowledge and agree that any Intellectual Property Rights owned or controlled by a Party or licensed to a Party by a Third Party prior to the Effective Date shall remain the sole and absolute property of that Party or license right held by that Party.

7.2                          Unless expressly provided otherwise in this Agreement, no Section or provision of this Agreement or its Schedules will imply or may be construed or interpreted as a right to use, a licence or other full or partial assignment of the Intellectual Property Rights of TiGenix, its Affiliates or its licensors to the Supplier.

7.3                          TiGenix hereby grants to the Supplier, for the term of this Agreement, a limited, non-exclusive, royalty-free, revocable, non-transferable and non-sublicensable license to use the Licensed Technology, for the sole purpose of producing the Product at the Facility to the exclusive benefit of TiGenix and of delivering the same to TiGenix, in accordance with the terms of this Agreement.

7.4                          Unless expressly agreed otherwise with TiGenix, the Supplier shall not use the Licensed Technology for (internal or external) research, development or improvement purposes.

7.5                          Without prejudice to the terms of Sections 7.1 and 7.4, all documents, data, drawings, plans, designs, documentation, texts, manuals, reports, tools, know how, and all other work that have come or will come into existence as a result of the performance of this Agreement by the Supplier or any Third Party Contractor or following the directions of TiGenix, (hereinafter referred to as “Works”) belong exclusively to and remain with TiGenix. Without prejudice to the terms of Sections 7.1 and 7.4, all Intellectual Property Rights in the Works are immediately and exclusively transferred and assigned to TiGenix as from their coming into existence. The Supplier shall, at its own cost, perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and/or delivery of) all further documents, required by law or which TiGenix requests to vest in TiGenix the full benefit of the right, title and interest assigned to TiGenix under this Agreement. Such transfer and assignment of all Intellectual Property Rights and other property rights include but is not limited to the transfer and assignment of the right to reproduce, adapt, translate, modify, distribute, rent, lend, make available the Works to the public, partially or completely, in each and any way, whether private or public, for internal - including but not limited to research and development - and external use. The transfer and assignment of rights is valid for commercial or non-commercial purposes, final for each and every form of exploitation and for all countries. The Supplier shall regularly inform TiGenix of all Works coming into existence as a result of the performance of this Agreement by the Supplier or any Third Party Contractor, or following the directions of TiGenix. The Supplier shall grant to TiGenix such rights on Intellectual Property Rights owned or controlled by the Supplier or licensed to the

Supplier by a Third Party prior to the Effective Date sufficient to allow TiGenix the full benefit of the terms of this Agreement.

7.6                          The Supplier shall promptly notify TiGenix of any actual or suspected infringement of any of the Licensed Technology that comes to its attention. The Supplier shall co-operate fully with TiGenix in taking all steps required by TiGenix, in TiGenix’s sole discretion, in connection with any infringement, including, without limitation, legal proceedings. TiGenix shall be responsible for the cost of any legal proceedings it instigates against Third Parties, and is entitled to any damages, account of profits and awards of costs recovered.

7.7                          TiGenix shall promptly notify the Supplier if it receives notice or is aware of a Third Party claim that the use of the Licensed Technology by the Supplier would be in breach of such Third Party’s Intellectual Property Rights.

8                 DEFECTIVE PRODUCTS

8.1                          Defective Product

If the Supplier determines that a batch of Product does not conform to the Specification and/or such Product is not otherwise in conformity with this Agreement (each a “Defective Product”), then the Supplier shall immediately inform TiGenix’s SPOC and TiGenix’s quality representative thereof by telephone, and shall confirm the same by e-mail/in writing immediately thereafter.

8.2                          Remedies

8.2.1         In case of a Defective Product for which the cause is attributable to (“toerekenbaar aan”) Supplier, the Supplier shall, at TiGenix’s option either:

(i)             supply TiGenix with a conforming (quantity of) Product at the Supplier’s expense (which will require the patient to consent to a new biopsy); or

(ii)          reimburse TiGenix for the Price paid by TiGenix with respect to such Defective Product (if already paid) or, if TiGenix has not already paid, issue a credit note against the appropriate invoice for the relevant Defective Product.

8.2.2         In addition, and notwithstanding any other provision of this Agreement for each Defective Product for which the cause is attributable to Supplier, Supplier shall pay to TiGenix, as a compensation for costs made and damages suffered:

(i)        EUR [***], in case no conforming Product for the Defective Product is requested by TiGenix in accordance with Section 8.2.1 (i) above (including but not limited to the event where the patient concerned refuses a new biopsy), or

(ii)          EUR [***], in case a conforming Product is requested by TiGenix in accordance with Section 8.2.1 (i) above.

The contractual fine payable under this Section constitutes Supplier’s entire liability towards TiGenix in case of a Defective Product but is without prejudice to the Supplier’s liability to compensate for any damages claim (other than the direct costs related to the mere replacement of the biopsy) by a Third Party. Without limiting the generality of the foregoing, in case a new biopsy is required to enable the Supplier to supply TiGenix with a conforming Product as provided under Section 8.2.1 (i) above, then the Supplier shall reimburse TiGenix for any reasonable costs charged to or claimed from TiGenix by the relevant hospital or patient (including for extra surgeon and operating room time and additional patient’s costs) as a result of or in connection with such Defective Product.

9                 DEFECTIVE SERVICES

9.1                          Notwithstanding any other provision of the Agreement, TiGenix may, by notice in writing to the Supplier (the “Step In Notice”), either itself or by a Third Party nominated by TiGenix, take over management/performance of the Services or any affected part of the Services if (each of the following constituting a “Defective Service”):

9.1.1                  TiGenix is entitled to serve a termination notice pursuant to Section 17.4.1 or Section 18;

9.1.2         TiGenix demonstrates acts of fraud or wilful misconduct are being committed in relation to the Services; and/or

9.1.3         TiGenix is required to exercise its step in rights pursuant to this Section 9 in order to comply with any requirements imposed on it by a Government Competent Authority which cannot be fulfilled or which cannot be fulfilled within the required timelines by Supplier and/or PharmaCell.

9.2                          Without prejudice to TiGenix’s rights to terminate the Agreement at the end of the Step In Period, the Parties agree that TiGenix cannot at the same time issue a Step In Notice as well as terminate this Agreement, it being understood that following a termination notice, TiGenix has the right to (continue to) Step In.

9.3                          As soon as practicable following receipt of the Step in Notice, served under this Section 9, the Steering Committee shall discuss how the Supplier proposes to remedy the event giving rise to TiGenix’s right to step in, to the satisfaction of TiGenix and, failing an agreement within five (5) Business Days of the Step In Notice, how TiGenix shall exercise its step in rights including how it will engage any Third Party to act on its behalf.

9.4                          In exercising its right of step in, TiGenix may itself provide, or may employ a Third Party to manage/perform, the affected Services or any part thereof.

9.5                          The Supplier shall co-operate fully with and provide all reasonable assistance to TiGenix and any Third Party engaged by TiGenix to exercise TiGenix’s rights under this Section 9. The Supplier’s assistance shall include:

9.5.1         allowing TiGenix or the Third Party to communicate to the management of the Supplier the relevant instructions to have them implemented by the relevant personnel of the Supplier to enable TiGenix’s or Third Party’s management/performance of the affected Services;

9.5.2         allowing TiGenix or the Third Party reasonable access to the Facility and the Supplier’s equipment as needed to manage/perform the Services; and

9.5.3         allowing TiGenix or the Third Party reasonable access to such management records and systems which relate to the affected Services as is reasonably necessary to enable management/performance of the same.

9.6                          By exercising its rights under this Section 9:

9.6.1         TiGenix shall not be obliged to pay or make any payments (whether by way of the Price or otherwise) to the Supplier for the Services in so far as TiGenix is managing/performing those Services for the duration of the Step In Period, save that if TiGenix or the Third Party appointed by it uses any assets, resources or employees of the Supplier, the Supplier shall be entitled to charge for the costs associated with such use on a time and materials basis. The Parties agree that these costs cannot exceed the Price that would have been paid for the provision of the affected Services;

9.6.2         the Supplier shall be liable to pay any additional costs directly incurred by TiGenix as a result of the exercise of this right by TiGenix (without prejudice to TiGenix’s other rights and remedies under the Agreement or Applicable Laws, but subject to the limitation of its right to terminate in accordance within Section 9.2);

9.6.3         TiGenix shall be exclusively liable towards patients and other Third Parties instead of Supplier, and shall indemnify Supplier against all claims, demands, loss damages, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys’ fees and costs) arising from a claim, action or proceeding solely based on acts and omissions of itself, Supplier’s personnel and other persons acting under its supervision and complying fully with TiGenix’ direct instructions in performance of its rights under this Section 9;

9.6.4         TiGenix shall ensure that any Third Party appointed by it that has access to any premises, information, persons or materials pursuant to Section 9 is subject to reasonable confidentiality undertakings at least equivalent to those applicable under the Agreement and will abide by such security, health and safety requirements as the Supplier may reasonably require; and

9.6.5 The period during which TiGenix may exercise its step in rights following its issuing of a Step In Notice (“Step In Period”) shall initially be set at three (3) months, which period can be shortened or extended by mutual consent of the Parties. TiGenix and the Supplier shall meet weekly during the Step In Period to draft an action plan containing reasonable conditions directed towards quick resolving of the event which gave rise to the Step In Notice (to be completed by TiGenix within two weeks following the date of the Step In Notice) and discuss progress towards remedying or resolving the event which gave rise to the Step In Notice, if at all possible, including to decide whether or not the affected Services can be returned to the Supplier. As soon as the conditions laid down in the action plan are fulfilled and the Supplier has demonstrated the same to TiGenix, the Parties may mutually agree for the Step In Period to come to an end. If the conditions laid down in the action plan could not be fulfilled within the Step In Period, TiGenix has the option to terminate this Agreement.

10          PRICE AND PAYMENT TERMS

10.1                   In exchange for the Services (including the Production and delivery of the Product), TiGenix shall pay to the Supplier, following the receipt of an invoice for the same:

10.1.1  the Price as specified in Schedule 2;

10.1.2  value added tax, excise duties and similar taxes imposed by or under the authority of any government or public authority on the provision of the Services (other than taxes on the Supplier’s income).

10.2                   The Price and all other amounts are in Euro and all invoices will be issued in Euro and will be paid in Euro.

10.3                   The Price cannot be modified, except further to a specific written agreement of TiGenix and the Supplier to that effect.

10.4                   Notwithstanding clause 10.3, the Supplier can adjust the variable part of the Price (i.e. [***] EUR on the Effective Date) for an increase (respectively a decrease) of the consumer price index (as determined by the Central Bureau for Statistics in the Netherlands; www.cbs.nl - table “Consumentenprijzen”, category “00000 Totaal bestedingen”) as follows: if at the end of the first anniversary of the Effective Date, the consumer price index shows an increase (respectively a decrease) of at least 2% compared to the level of the index on the Effective Date, or if at the end of any following anniversary of the Effective Date, the consumer price index shows an increase (respectively a decrease) of at least 2% compared to the level of the index on the previous anniversary of the Effective date, the Supplier shall increase (respectively decrease) the variable part of the Price with half (50%) of the increase (respectively decrease) of the consumer price index.

10.5                   All invoices of the Supplier shall be issued according to the payment schedule set out in Schedule 2. All invoices issued are net, which TiGenix will pay within thirty (30) days upon receipt of the invoice (“Due Date”) without any right to suspend or set-off invoiced amounts against any (counter)claim, except (i) where such set-off is being specifically agreed in Schedule 2, and further except that (ii) TiGenix may suspend payment of any invoices beyond the Due Date in those cases set out under Section 10.6.

10.6                   In case the Supplier has not provided the Services with the required professional skill and care, with the required Product quality and/or within the applicable timelines, in case TiGenix has an outstanding financial claim against the Supplier and/or in case the Supplier is otherwise in breach of its obligations under this Agreement, TiGenix is entitled to withhold an appropriate and proportionate part of any payment(s) due having been directly charged for the Product or Services concerned, as long as the Supplier has not remedied any such shortcoming, without any interests or penalty being incurred by TiGenix.

10.7                   In the event that the Supplier does not receive the full payment on the Due Date and except for rightfully withheld payments (including as per Section 10.6) it may, at its discretion, and without prejudice to its other statutory rights and remedies, charge statutory commercial interest (‘wettelijke handelsrente’) as yearly published in the Dutch Bulletin of Acts and Decrees (‘Staatsblad’) on the outstanding amount of the invoice until payment is received in full. Interest shall only start accruing ten (10) Business Days after the receipt by TiGenix of a written notice of late payment from the Supplier.

11          ORGANISATION

11.1                   Steering Committee and Representatives

The Parties shall set up a Steering Committee, which shall comprise a minimum of two (2) of their representatives (“Representatives”) or of their respective Affiliates (and in any event with an equal number of Representatives for the Parties). Each Party shall notify the other of its elected Representatives. Each Representative shall carry an equal vote and proxy votes may be granted by Representatives to their fellow Representative(s) if they are unable to attend meetings. Each Party, irrespective of the number of Representatives attending each relevant meeting, shall have an equal vote.

Each Party shall be entitled to change their respective nominated Representatives at any time and shall promptly give written (or e-mail) notice of the change to the other Party including the new contact details of the new Representative(s) in any event no less than seven (7) Business Days after the change has been implemented.

11.2                   Role of the Steering Committee

The primary role of the Steering Committee is to ensure the ongoing communication between the Parties and to discuss and resolve any issues arising under the Agreement. Either Party agrees that its Representatives will endeavour to attend each Steering Committee meeting and to discuss in good faith all topics and issues relevant to ensure the successful performance of this Agreement.

In addition to the primary role described above, the Steering Committee shall also:

(a)              discuss and seek resolution of issues regarding the performance of the Services;

(b)              agree on and monitor compliance of deadlines and milestones for the performance of the Services;

(c)               discuss and agree on any changes to the Services (in accordance with the terms of Section 6 ); and

(d)              discuss and agree on any matters referred to it in accordance with Section 9.

11.3                   Meetings and decision of the Steering Committee

11.3.1           The Representatives of the Steering Committee shall meet in person or by phone as often as required but at least once per calendar quarter, at alternating locations. Except if otherwise foreseen in this Agreement (including in Section 9), each meeting shall be called with an advance written (or e-mail) notice of minimum ten (10) Business Days by either TiGenix or the Supplier.

11.3.2           The Steering Committee shall only be able to make valid and binding decisions if an equal number of Representatives for each Party attend the meeting where the decision is to be made and cast their vote. In addition, to be valid and binding, a decision of the Steering Committee must be set out in writing and signed by the Representatives having made the decisions.

11.3.3           If the Steering Committee is unable to reach an agreement on any issue ten (10) Business Days after the issue has first been raised at a Steering Committee meeting, the CEO of the Supplier and the CEO of TiGenix shall promptly meet to try to solve the issue in the interest of both Parties. In case particular issues can not be settled through escalation at the level of the CEOs, Parties agree to appoint an independent expert with a view to obtaining a non-binding advice on the issue. In case Parties are unable to agree on the appointment of, or the procedure to be followed by, the independent expert, or if they are still unable to agree on the matter after having obtained the advice of the expert, each of the Parties may resort to initiating legal proceedings in accordance with Section 19.

11.4                   Technical Meetings

At least once a month during the Term, at a fixed date to be agreed by the Parties (e.g. the first Monday of the month), and as often as the Parties deem necessary (provided an advance written (or e-mail) notice of no less than five (5) Business Days is served by one of the Parties), the Parties’ respective employees or Representatives (which should include the SPOC and the Quality Persons of both Parties) shall meet (in person or by phone) to follow-up with scientific and/or technical issues relating to the Services (“Technical Meetings”).

11.5                   Witnessing

In addition to the Technical Meetings and without prejudice to any Audits, the Supplier shall permit, free of charge, upon no less than five (5) Business Days’ written (or e-mail) notice and during reasonable times, a maximum of two (2) named qualified employees or Representatives of TiGenix (TiGenix shall be responsible for ensuring that each such person adheres to the confidentiality obligations imposed on TiGenix pursuant to Section 15) to enter the Facility or those areas of premises of the Supplier concerned with the Services, including “B cleanroom areas”, for the sole purpose of observing and inspecting the performance of the Services and those records of the Supplier specific to the Services subject to the employees and Representatives obeying and adhering to the rules and regulations in place at the Facility or the Supplier’s premises concerning security, health and safety, GMP, quality and customer confidentiality. The Supplier shall in advance notify in writing or instruct TiGenix’s employees and Representatives about the current rules and regulations of the Facility or Supplier’s other premises.

11.6                   Documentation and reporting

Unless specifically agreed otherwise, all documentation relevant to and produced for the Services will be prepared in the English language and will be owned and controlled by TiGenix, in accordance with the terms of Section 7.5. The Supplier agrees to provide TiGenix upon request with any documentation relevant to and produced for or in relation to the Services. All documentation relating to Services shall comply with the applicable GMP requirements, the Quality Technical Agreement and all other Applicable Laws. Schedule 8 and the Quality Technical Agreement specify when and of which documents the Supplier shall send copies to TiGenix.

11.7                   Regulatory  Inspections and Applications

11.7.1           The Supplier is entitled to reimbursement of reasonable costs, on a time and materials and pass-through basis, in connection with any Inspections which are specific to the Production of the Product, it being understood that Inspections related to the tissue establishment license (“erkenning als weefselinstelling”) and the GMP manufacturing license (“fabrikantenvergunning”) are not specific to the Production of the Product.

11.7.2           The Supplier is entitled to reimbursement of reasonable costs, on a time and materials and pass-through basis, in connection with its assistance with applications for any and all (marketing) authorizations from any Government Competent Authorities throughout the Territory in respect of the Product.

12          WARRANTIES

12.1                   TiGenix Warrants to the Supplier that, at the Effective Date:

12.1.1           it is legally incorporated and in good standing in its country of incorporation and that it has the right to enter into this Agreement;

12.1.2           it is solvent and financially in good standing and able to pay its debts when due;

12.1.3           it has the right during the Term to license and disclose to the Supplier, to the extent necessary for the performance of the Services by the Supplier in accordance with this Agreement, the Licensed Technology to the Supplier; and

12.1.4           the Process is suitable and adequate for the performance of the Services.

12.2                   The Supplier Warrants to TiGenix that:

12.2.1           it is legally incorporated and in good standing in its country of incorporation and that it has the right to enter into this Agreement;

12.2.2           it is solvent and financially in good standing and able to pay its debts when due;

12.2.3           it has at the Effective Date, and will ensure it has during the term of this Agreement, based on information provided by TiGenix regarding the Services, the resources reasonably necessary to perform the Services in such a way that the Supplier can render the Services within the estimated and/or agreed timelines;

12.2.4           to the best of the Supplier’s knowledge, from an internal corporate compliance and scientific point of view, based on current information available at the Effective Date, the Supplier is able to perform the Services including any GMP parts hereunder;

12.2.5           it has at the time of the conclusion of this Agreement, and will use its best efforts to continue to have during the term of this Agreement, the necessary permits, approvals, consents, licences, and permissions for the performance of its obligations under this Agreement, including permits for work in a GMP environment and a tissue establishment license;

12.2.6           it has or will establish facilities and technically qualified employees that are required for the performance of the Services; and

12.2.7           it does not and will not misuse, sell or unlawfully disclose to a Third Party the Licensed Technology, nor transfer, supply or sell the Product to a Third Party in whole or in part.

13          LIABILITY AND INDEMNIFICATIONS

13.1                   Indemnification

13.1.1           The Supplier shall be completely and solely responsible:

(a)                                for the performance of its obligations under this Agreement, whether or not (part of) such performance (of part of these obligations) would be carried out by an authorised Third Party Contractor;

(b)                                for the Product manufactured and supplied by it to TiGenix under this Agreement;

(c)                                 for all direct loss, damage or costs, in any way caused by itself, by acts or negligence, by its personnel or by involved Third Party Contractors, or by their personnel, to TiGenix, or to the Product; and.

(d)                                for all indirect loss, damage or costs (including reputational damage to TiGenix), in any way caused by itself, by its personnel or by involved Third Party Contractors, or by their personnel, to TiGenix, or to the Product, to the extent that such would be caused by fraud or fraudulent misrepresentation, gross negligence or wilful misconduct or deliberate acts.

13.1.2           Insofar as not covered by Section 13.2, the Supplier shall defend, indemnify and hold TiGenix, its Affiliates and officers, directors and employees of each, harmless from and against all claims, demands, loss damages, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys’ fees and costs) arising from a claim, action or proceeding of a Third Party as a result of (i) a Defective Product for which the cause is attributable to the Supplier; (ii) a Defective Service for which the cause is attributable to the Supplier; (iii) the late delivery of a Product for which the cause is attributable to the Supplier; and/or (iv) the Supplier’s intentional or negligent act or omission in performing its obligations under this Agreement.

13.1.3           Nothing in this Agreement shall purport or attempt or serve to exclude or restrict any liability of either Party for (i) fraud or fraudulent misrepresentation (‘bedrog’), (ii) breach of implied undertakings which cannot be excluded or limited by contract such as, and without limitation, warranties as to title; or (iii) gross negligence or wilful misconduct or deliberate acts (‘grove schuld of opzetttelijk handelen/nalaten’) of that Party or its directors, officers, Affiliates, employees and sub-contractors.

13.1.4           TiGenix shall only be held liable for damage to the Supplier and/or PharmaCell: (i) in accordance with Section 9.6.3, (ii) in accordance with Section 10; (iii) in accordance with Section 13.1.3, and (iv) in the event of Material Breach by TiGenix of any other of its obligations under this Agreement.

13.2                   Third Party Claims

13.2.1           If any claim is made against a Party arising out of or in connection with the performance of the obligations by the other Party under this Agreement the Party in connection with whose performance the claim is made, shall indemnify the other Party against all damages or other compensation awarded against the first Party in connection with the claim or paid or agreed to be paid by the first Party in settlement of the claim and all legal or other expenses incurred by the first Party in the defence or settlement of the claim. The affected Party shall notify the other Party as soon as possible after becoming aware of the claim, and take all action reasonably requested by the other Party to avoid, compromise or defend the claim and any proceedings in respect of the claim, subject to the other Party being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred in doing so.

13.2.2           If any claim is made against the Supplier arising out of or in connection with any of the following:

(a)                                the authorised use of the Licensed Technology or the Confidential Information; or

(b)                                any Defect in the Product resulting from a defect in the Specification,

TiGenix shall indemnify or have indemnified the Supplier against all damages or other compensation awarded against the Supplier in connection with the claim or paid or agreed to be paid by the Supplier in settlement of the claim and all legal or other expenses incurred by the Supplier in the defence or settlement of the claim. The Supplier shall notify TiGenix as soon as possible after becoming aware of the claim, and take all action reasonably requested by TiGenix to avoid, compromise or defend the claim and any proceedings in respect of the claim, subject to the Supplier being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred in doing so.

13.3                   Limitation of Liability

Either Party’s liability to the other under this Agreement shall be limited to the higher of:

13.3.1           EUR five (5) million; or

13.3.2           the amount equal to (n * p) – y

whereby

n equals the number of Products committed to be purchased from the Supplier by TiGenix and/or any Third Party for the twelve (12) months following the event giving rise to the Party’s liability;

p equals the average sales price for said Products; and

y equals the price paid by TiGenix and/or any Third Party to Supplier for said Products;

or

13.3.3           the amount covered by the liable Party’s liability insurance.

14          GUARANTEE

14.1                   PharmaCell will use maximal efforts to do all things necessary, including the provision of funds to the Supplier, to ensure that the Supplier at all times performs and is able to perform its obligations under this Agreement, whether these obligations be for the payment of money, the performance of any activity, the taking of any step, or otherwise. Without prejudice to any other remedy TiGenix may have under this Agreement or otherwise against the Supplier, PharmaCell hereby unconditionally and irrevocably guarantees to TiGenix, on the terms and conditions herein, that if there is any Material Breach by the Supplier of any of its obligations under this Agreement which is capable of being remedied; PharmaCell shall use maximal efforts to complete, or cause to be completed, such obligation(s), subject to all limitations and defences available to the Supplier. This guarantee shall not be construed to impose upon PharmaCell any obligations greater than, in addition to, or other than, the obligations expressly assumed by the Supplier under this Agreement.

14.2                   If it has been established by court or arbitration judgment or binding amicable settlement between TiGenix and the Supplier that TiGenix is entitled to any damages or other payment from the Supplier, and the Supplier does not pay those damages or does not make that other payment to TiGenix as required under this Agreement, PharmaCell will pay or cause to pay those damages or make that other payment to TiGenix on demand.

14.3                   TiGenix is obligated to exhaust its recourse against the Supplier before being entitled to call on PharmaCell to perform its obligations under this Section 14, it being understood that TiGenix shall be deemed to have exhausted its recourse against the Supplier after having reached a settlement with the Supplier or having obtained a first judgment against the Supplier followed by one unsuccessful enforcement attempt to recover from the Supplier.

14.4                   TiGenix and the Supplier may at any time change one or more of the provisions of this Agreement (in accordance with Section 6) without the consent of, but with a prior notice to, PharmaCell, it being understood that TiGenix and the Supplier cannot create additional obligations on the part of PharmaCell without the prior written approval of PharmaCell.

15          CONFIDENTIAL INFORMATION

15.1                   Each Party (the “Receiving Party”) shall treat any and all Confidential Information that it receives from the other Party (the “Disclosing Party”) under this Agreement as strictly confidential and shall not disclose the same to any Third Party or use it except to the extent strictly necessary to perform its obligations or exercise its rights under this Agreement without the prior written consent of the Disclosing Party. In consideration of the Disclosing Party making available Confidential Information to the Receiving Party, the Receiving Party undertakes that it shall, and shall procure that each of its Permitted Recipients, shall:

15.1.1           treat and safeguard as private and confidential all the Confidential Information;

15.1.2           use the Confidential Information only for those purposes reasonably required or anticipated under this Agreement and, without prejudice to the generality of the foregoing, not use any Confidential Information to obtain any commercial advantage over the Disclosing Party or to use the Confidential Information to compete with the Disclosing Party in any way;

15.1.3           ensure the proper and secure storage of all Confidential Information applying standards of due care reasonably expected and no less stringent than standards applied to protection of Receiving Party’s own Confidential Information;

15.1.4           not at any time without the Disclosing Party’s prior written consent disclose or reveal, whether directly or indirectly any of the Confidential Information to any person whatsoever save its Permitted Recipients, and then on a limited need to know basis, who shall be informed by it of the confidential nature of the Confidential Information and of the confidentiality terms of this Agreement and for whom it hereby accepts full responsibility in the event that any such person shall breach the duty of confidence imposed upon them; and

15.1.5           not at any time have any discussion, correspondence or contact with any Third Party concerning the Confidential Information without the prior written consent of the Disclosing Party.

15.2                   The obligations in this Agreement do not apply to information:

15.2.1           which, at the time of its disclosure by the Disclosing Party, is available to the public;

15.2.2           which becomes generally available to the public after disclosure other than by reason of a breach of any of the undertakings in this Agreement or any breaches of confidence by the Receiving Party;

15.2.3           which is provided to a Receiving Party by a Third Party which is lawfully in possession of such information without any breach of any confidentiality undertakings, as evidenced by Receiving Party’s written records, or

15.2.4           to the extent that the Receiving Party (or any of its Permitted Recipients) is compelled to disclose the Confidential Information by Applicable Laws or by any stock exchange or other regulatory authority having jurisdiction over it or them (but, for the avoidance of doubt, only to that extent and provided that Receiving Party, to the extent lawful, gives prior notice to Disclosing Party and provides sufficient time to Disclosing Party to assert any exclusions or privileges that may be available by Applicable Laws).

15.3                   Other than the limited and restricted rights of use set out in this Section 15, nothing in this Agreement intends to or has the effect of granting any right, title, licence or interest in or to the Receiving Party in respect of the Disclosing Party’s Confidential Information — except for the grant of license under Section 7.

15.4                   Except as otherwise provided for in this Agreement or otherwise required by law or administrative authorities, neither Party shall disclose any terms or conditions of the Agreement to any Third Party without the prior written consent of the other Party.

15.5                   Upon termination of this Agreement or at the request of the Disclosing Party, each Party shall promptly return to the other, at the other’s request, any and all confidential Information of the other (including copies of documents, computer records and records on all other media) then in its possession or under its control except where such Confidential Information is covered under surviving licence rights between the Parties.

15.6                   PharmaCell hereby expressly undertakes to comply with the provisions of this Section 15 and is deemed to constitute, for the purpose of this Section 15 only, a “Party”.

15.7                   The terms of this Section 15 shall survive the termination of this Agreement on any ground whatsoever for a period of five (5) years.

16          DATA PROTECTION

16.1                   For the purposes of this Agreement, the terms “Personal Data”, “Data Controller”, “Data Processor”, “Data Subject” and “process” shall have the same meaning and interpretation as set out in the Belgian Data Protection Act (wet bescherming persoonlijke levenssfeer van 8 december 1992).

16.2                   TiGenix (in its capacity of Data Controller) has chosen the Supplier (in its capacity of Data Processor) to process Personal Data on behalf and upon instruction of TiGenix and the Supplier has agreed to process Personal Data on behalf and upon instruction of TiGenix.

16.3                   The Supplier warrants that:

16.3.1           it has in place appropriate technical and organizational measures against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and adequate security programs and procedures to ensure that unauthorized persons will not have access to the data processing equipment used to process the Personal Data;

16.3.2           it has appropriate security measures, which reflect the nature of the Personal Data and the level of harm that might be suffered by a Data Subject as a result of unauthorized access or disclosure of Personal Data.

16.3.3           each of its employees, agents or subcontractors are and shall be made aware of its obligations with regard to the security and protection of the Personal Data and that they enter into binding obligations with the Supplier in order to maintain the levels of security and protection provided for in this Agreement;

16.4                   The Supplier undertakes to:

16.4.1           act only on behalf and upon instruction of TiGenix;

16.4.2           do such actions as are necessary to ensure it has fulfilled, and will continue to fulfil, the warranties set out in Section 16.3;

16.4.3           submit its data processing facilities, data files and documentation needed for processing to auditing and/or certification by TiGenix (or other duly qualified auditors of inspection authorities not reasonably objected to by the Supplier and approved by TiGenix) to ascertain compliance with the warranties and undertakings in this Agreement;

16.4.4           shall adequately protect any Personal Data that may become accessible to the Supplier against disclosure, whether directly or indirectly, to any Third Party and shall use such data only for the provision of its Services hereunder and for no other purpose. All Personal Data that is no longer required for the Supplier’s performance of its obligations under this Agreement shall be deleted or returned to TiGenix, at the option of TiGenix. The Supplier shall immediately report any violation of data protection laws identified by the Supplier to TiGenix.

16.4.5           ensure by written contract that any agent or subcontractor employed by the Supplier to process Personal Data to which this Agreement relates also provides the Supplier with a plan of the technical and organizational means it has adopted to prevent unauthorized or unlawful processing or accidental loss or destruction of the Personal Data and confirms to the Supplier the implementation of those means;

16.4.6           comply with all applicable data protection laws when performing the Services under this Agreement. In the event the Supplier is unable to do so, it shall forthwith notify TiGenix and TiGenix shall be entitled to terminate this Agreement, unless the Parties have agreed or forthwith agree to take such steps as shall enable the Supplier to so comply.

16.5                   In the event of termination of this Agreement, the Supplier must return all Personal Data and all copies of the Personal Data to TiGenix forthwith or, at TiGenix’ choice, will destroy all copies of the same and certify to TiGenix that it has done so, unless the Supplier is prevented by law from destroying all or part of such Personal Data, in which event the Personal Data will be kept confidential and will not be processed for any purpose. The Supplier irrevocably agrees with TiGenix that, if so requested by TiGenix, it will allow TiGenix access to any of its premises to verify that this has been done or will allow access for this purpose by any duly authorized representative of TiGenix.

17          TERM AND TERMINATION, REMEDIES FOR BREACH

17.1                   This Agreement shall commence on and become effective on the Effective Date provided that it has been lawfully executed by all Parties and will expire after a term of ten (10) years, i.e. on [31 May  2024] (the “Term”). In respect of any part(s) of the Services which have been performed before the Effective Date, the Parties agree that the performance of those part(s) shall be deemed to have been performed during the Term and governed by the terms of this Agreement.

17.2                   After the expiration of the Term, this Agreement shall be automatically renewed for consecutive one (1) year periods, unless a Party gives written notice to the other Party with at least three (3) years prior to the expiration of the initial Term or any consecutive renewal period.

17.3                   Unless explicitly allowed or stated otherwise in this Agreement, each Party hereby waives its right to rescind (‘vernietigen’) or dissolve (‘ontbinden’) this Agreement in whole or in part, except in the event of fraud (‘bedrog’).

17.4                   Notwithstanding Section 17.1, either Party (“Non-Defaulting Party”) may terminate this Agreement before expiry of the Term with immediate effect upon written notice to the other Party (“Defaulting Party”) if:

17.4.1           the Defaulting Party committed a Material Breach of its obligations under this Agreement and, if the breach is capable of remedy, fails to remedy it during the period of thirty (30) calendar days starting on the date of receipt of notice from the Non-Defaulting Party identifying the breach and requiring it to be remedied;

17.4.2           the Defaulting Party is deemed unable to pay its debts, meaning that the Defaulting Party receives suspension of payment or, whether voluntarily or involuntarily, is declared bankrupt or if such Party becomes permanently unable to perform its obligations hereunder for reasons other than suspension of payment or bankruptcy, such as, for example, liquidation, dissolution or winding-up.

17.5                   Change of Control

17.5.1           Without prejudice to its other rights and remedies and to the maximum extent legally possible, TiGenix may terminate this Agreement upon written notice to the Supplier with immediate effect, without any further formality and without any indemnity in the event the Supplier is subject to a Change of Control, provided that after such Change of Control, a risk (“Adverse Condition”) to the continuity of supply or business for the Product shall exist or is likely to emerge and such risk cannot be cured. For purposes of this Section, “Adverse Condition” shall mean (a) that after the Change of Control the Supplier (or its surviving entity) is controlled by an entity that is a direct competitor of TiGenix for the Product; or (b) the existence of any condition which is in the reasonable opinion of TiGenix reasonably likely to cause Supplier (or its surviving entity) to be unable to fulfil the obligations under this Agreement. Such Adverse Condition may include but is not limited to a situation where the controlling party has a lack of financial stability or a history of regulatory intervention in its manufacturing operations for quality reasons.

17.5.2         The Supplier shall inform TiGenix in writing of any Change of Control within ten (10) Business Days of a Change of Control being decided. This written notice shall make explicit reference to this Section of this Agreement and the need for TiGenix to inform the Supplier of its intention to possibly invoke its termination rights. Within ten (10) Business Days of having been informed of such a decision, TiGenix shall give notice of its intention to invoke its termination right under this Section, specifying the nature of the Adverse Condition(s) it has identified and stating — supported by arguments — whether the Adverse Condition is capable of being cured. If Supplier decides to do so, Supplier or the intended new owner of Supplier shall be given the opportunity to cure the Adverse Condition within twenty (20) Business Days of TiGenix’ notice, by all measures it deems fit.

17.5.3         The Adverse Condition shall be deemed to be cured when the risk to the continuity of supply or the business of the Product has effectively been addressed (e.g. by divestiture of a competitive product or a capital increase or otherwise) within thirty (30) days after TiGenix has given notice of its intention to invoke its termination rights , provided that Supplier gives written notice to TiGenix of all measures that have been taken to cure the Adverse Condition and further provided that TiGenix confirms in writing that the Adverse Condition has indeed been cured.

17.6                   Subject to a 12 months written notice, TiGenix may terminate this Agreement in case a decision is taken to cease its ChondroCelect® business in the Territory either (1) due to a change in European regulatory conditions or a decision of the EMA that renders the business case for ChondroCelect® no longer commercially viable (a “Regulatory Reason”), or (2) based on a situation that the ChondroCelect® business, in the sole opinion of TiGenix, does not prove commercially viable (a “Commercial Reason”).

17.6.1           A termination for a Regulatory Reason is possible at any time after the Effective Date.

17.6.2           A termination for a Commercial Reason is only possible as of the second anniversary of the Effective Date (i.e. the notice can be given at the earliest on the second anniversary of the Effective Date, with the Agreement to terminate at the third anniversary of the Effective Date).

17.6.3           Supplier shall cease Production in mutual agreement with TiGenix, but at the latest 6 months prior to the end of the notice period (i.e. the last 6 months of the 12 months notice period, Supplier will no longer be required to provide the Services under the Agreement). During the first 6 months of the 12 months notice period, Supplier shall continue the Services under the Agreement, unless TiGenix agrees otherwise.

17.6.4           In case of a termination of the Agreement pursuant to this Section 17.6, the Supplier’s sole remedy shall be in the form of the payment by TiGenix to Supplier of an amount equal to the Price that TiGenix would otherwise have had to pay to the Supplier based on the binding capacity reservation volumes for the twelve (12) month period following the written notification of termination, as set out in Schedule 2, of which amount all saved out-of-pocket expenses of Supplier related to such binding capacity reservation volume, as also set out in Schedule 2, shall be deducted. TiGenix will pay this amount in monthly instalments, in accordance with the invoicing and payment schedule set out in Schedule 2.

17.6.5           In addition, in case of a termination of the Agreement for a Regulatory Reason for which the termination would become effective prior to the third anniversary of the Effective Date, the obligation of PharmaCell BV to pay the deferred part of the purchase price in the amount of EUR 750,000 pursuant to the share purchase agreement entered into between TiGenix and PharmaCell BV for the acquisition of the shares of Supplier, will be waived by written notification to PharmaCell BV. For the avoidance of doubt, in case of a termination of the Agreement for a Commercial Reason, said deferred payment of part of the purchase price will remain due by PharmaCell BV.

17.7                   In the event that this Agreement is terminated in accordance with this Agreement prior to the expiry of the Term and with the exception of Supplier’s remedy under Section 17.6, neither Party shall incur any future liability towards the other Party other than:

17.7.1           in respect of any accrued rights; and

17.7.2           the payment by TiGenix to the Supplier of sums due in respect to those parts of the Services that have been delivered at the time of termination of the Agreement;

17.8                   Termination of this Agreement for whatever reason shall not affect the accrued rights of either the Supplier or TiGenix arising under or out of this Agreement. Upon termination and provided TiGenix has paid all due amounts according to Section 9 (to the exception of rightfully withheld amounts), the Supplier will deliver the Product and/or any other deliverables arising out of the performance of the Services then held by the Supplier as well as all reports, information and documentation in connection with such Services, to the extent that such material, report, information and documentation refer to the Services up to and including the date of termination of this Agreement. All provisions which are expressed to survive this Agreement and the provisions of Sections 12, 13, 14, 15, 16 and 19 shall survive termination or expiry of this Agreement and remain in full force and effect to the extent required to give effect to such provisions.

18     FORCE MAJEURE

18.1                   Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement or the Services to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the relevant Party, including but not limited to earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), terrorist acts, insurrections, riots, civil commotion, acts of God or other acts, omissions or delays in acting by any administrative authority or other party, to the exclusion of strikes, problems with Third Party Contractors and lock-outs (“Force Majeure Event”).

18.2                   The Party affected by a Force Majeure Event shall immediately notify in writing the other Party of the details and consequences of said Force Majeure Event. If a Force Majeure Event continues for more than one (1) month, and it is adversely affecting the performance of this Agreement, each Party will have the right to terminate this Agreement by serving a written termination notice to the other Party, to be effective at the earliest upon expiration of such one (1) month period, it being understood that both Parties may decide to have the effect of termination kick-in prior to the expiration of this one (1) month period in case it can be established that the Event of Force Majeure will last for more than this one (1) month period. In the case of such termination (i) TiGenix will have a right to seek reimbursement for any sums paid under this Agreement or any claim for damages as a result of the termination of the Agreement or non-performance of the Services but shall account to the Supplier for any sums due under this Agreement in respect of Services performed up to and including the day of the Force Majeure Event and (ii) the Supplier will not have any right for any termination compensation or any other claim for damages as a result of the termination of the Agreement or non-performance of the Services.

19     APPLICABLE LAW, JURISDICTION AND DISPUTE RESOLUTION

This Agreement, including the construction, validity and performance of this Agreement shall be governed by the laws of the Netherlands. All disputes arising out of or in connection with this Agreement and any other agreement(s) shall be submitted to the competent court of Amsterdam.

20     MISCELLANEOUS

20.1                   Insurance

Each Party as well as PharmaCell undertakes to maintain appropriate levels of insurance in commercially reasonable amounts (covering at least the liability referred to in Section 13.3) with financially capable carriers and/or through self-insurance programs as is customary in the pharmaceutical industry for the programs and activities to be conducted by it and/or as a result of the Services and shall maintain adequate levels of insurance to satisfy its respective obligations under this Agreement. Copies of certificates of insurance in effect on the Effective Date shall be exchanged between the Parties on the Effective Date; renewals or replacements of insurances shall be provided to either Party on the other Party’s request.

20.2                   Assignment

20.2.1           Without prejudice to Section 20.2.2, neither Party may assign (parts of) its rights under this Agreement to any Third Party without the prior written consent (which consent cannot be unreasonably withheld) of the other, except to Affiliates of the assigning Party, for as long as the assignee remains an Affiliate of the assigning Party.

20.2.2           As from the third anniversary of the Agreement, TiGenix is entitled to assign, subject to written notification to the Supplier, (parts of) its rights under this Agreement to any Third Party as part of a wider decision by TiGenix to transfer (by way of sale, license or otherwise) (part of) its ChondroCelect® business, unless the Supplier demonstrates that such Third Party would be unable to fulfil the obligations assigned to the Third Party. In case of such an event, the Supplier shall continue the performance of this Agreement towards the Third Party transferee, purchaser, assignee or licensee in substantially the same way as conducted prior to such notification.

20.3                   Entire Agreement

This Agreement, and the Schedules and documents referred to in it (including the Quality Technical Agreement), constitute the entire agreement and understanding of the Parties and supersede any previous agreement between the Parties relating to the subject matter of this Agreement. If there is any conflict, overlap or ambiguity between the operative provisions of this Agreement and the Quality Technical Agreement, then the relevant operative provisions of the Quality Technical Agreement shall to the extent relating to regulatory or quality issues prevail over the relevant provisions in this Agreement. If there is any conflict, overlap or ambiguity between the provisions of the body of this Agreement and the provisions of any of its Schedules (other than the Quality Technical Agreement), then the relevant provisions of the body of this Agreement shall prevail, unless the derogating provision of the Schedule makes an explicit reference to the provision of the body of this Agreement that is derogated from.

20.4                   Severability

If any provision of this Agreement shall be found invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. The Parties agree to attempt to substitute to any invalid or unenforceable provision a valid or enforceable provision which achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

20.5                   PR and communication

20.5.1           TiGenix may issue press releases regarding the conclusion or performance of the Agreement, provided that it, to the extent lawful and practicable, submits any draft press release to the Supplier for comment purposes prior to issuing the same and that it considers any Supplier’s reasonable comments in good faith (provided these were submitted within a reasonable period of time).

20.5.2           Any press release or public reference in relation to this Agreement contemplated by the Supplier must be reviewed and approved in writing (or by e-mail) by TiGenix prior to such press release or public reference (including as regards the wording and timing of such press release or reference), it being understood that TiGenix will agree to the issuance of a press release by the Supplier in relation to this Agreement within a period of maximum four (4) weeks after the Effective Date.

20.5.3           TiGenix shall be allowed, in the framework of its public relations, to conduct site visits with Third Parties of the parts of the Facility that are related to the rendering of the Services, with full support of the Supplier, subject to reasonable advance written (or e-mail) notice to the Supplier and provided that such visits shall not interfere with the activities of the Supplier. This also includes access and use by TiGenix and such third parties of meeting rooms and facilities at the Facility.

20.6                   No Partnership

Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or to authorise either Party to act as agent for the other, and no Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or Warranty, the assumption of any obligation or liability and the exercise of any right or power).

THIS AGREEMENT has been executed by or on behalf of the Parties in three (3) original copies

Signed on behalf of	)
TiGenix B.V.	)
by	)
)
Name :	)
)
Position :	)
)
Date:	)

Signed on behalf of	)
TiGenix NV	)
by	)
)
Name :	)
)
Position :	)
)
Date:	)

In the presence of

Signed on behalf of	)
PharmaCell B.V.	)
by	)
)
Name :	)
)
Position :	)
)
Date:	)

1.              SCHEDULE 1 —

TO THE AGREEMENT FOR THE MANUFACTURING OF CHONDROCELECT INFORMATION EXCHANGE PHASE

[***]

SCHEDULE 2 TO THE AGREEMENT FOR THE MANUFACTURING OF CHONDROCELECT EFFECTIVE DATE 30 MAY 2014
CAPACITY RESERVATION AND FEES
 [***]

SCHEDULE 3 — QUALITY TECHNICAL AGREEMENT

[***]

SCHEDULE 4 — QUALITY TECHNICAL AGREEMENT FOR THE

CONTRACT MANUFACTURE OF CHONDROCELECT

[***]

SCHEDULE 5 — SPECIFICATION

[***]

SCHEDULE 6 — MATERIALS

[***]

SCHEDULE 7 — LICENCED TECHNOLOGY

[***]

SCHEDULE 8 — DOCUMENTATION AND REPORTING

[***]

Schedule 1.1.3: [***]

Schedule 3.2.5: [***]

Schedule 3.2.5(ii): [***]

Schedule 5.2.2: [***]

Schedule 6.2.2: [***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 7.4: [***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 9: Purchaser’s Representations

The Purchaser’s Representations set out in this Schedule are subject to the satisfaction of the conditions precedent set out in Clause 4.1 of the Agreement, which shall therefore limit their contents and scope.

(i)                                  This Agreement has been duly executed by the Purchaser and constitutes valid and binding obligations of the Purchaser, which are enforceable in accordance with its terms.

(ii)                               The Purchaser has taken all necessary corporate actions to approve or authorize, the entering into, and the execution and performance of this Agreement.

(iii)                            The execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (a) do not violate any judgment applicable to the Purchaser or any agreement, obligation, or covenant to which the Purchaser is subject or a party, and/or (b) do not require the Purchaser to obtain any consent or approval from any public authority or other third party in connection with this Agreement, other than such approval and consent to which a specific reference is made in this Agreement or any such approval or consent which has been obtained and/or (c) will not, on Closing, conflict with, or result in any violation of the articles of association, by-laws or other corporate governance documents of the Purchaser.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 10: Seller’s Representations

The Representations set out in this Schedule are subject to the matters referred to in Clause 10.3 of the Agreement (including the Data Room) and the satisfaction of the conditions precedent set out in Clause 4.1 of the Agreement, which shall therefore limit the contents and scope of the Representations.

1                                      Binding Effect of this Agreement

(i)                                  This Agreement has been duly executed by the Seller and constitutes valid and binding obligations of the Seller, which are enforceable in accordance with its terms.

(ii)                               The Seller has taken all necessary corporate actions to approve or authorize, the entering into, and the execution and performance of this Agreement.

(iii)                            The execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (a) do not violate any judgment applicable to the Seller or any agreement, obligation, or covenant to which the Seller is subject or a party, and/or (b) do not require the Seller to obtain any consent or approval from any public authority or other third party in connection with this Agreement, other than such approval and consent to which a specific reference is made in this Agreement or any such approval or consent which has been obtained and/or (c) will not, on Closing, conflict with, or result in any violation of the articles of association, by-laws or other corporate governance documents of the Seller.

2                                      Corporate

2.1                            Existence and Organisation of the Target Company

(i)                                  The Target Company has been duly incorporated and is validly existing under the laws of the Netherlands.

(ii)                               The Shares constitute the whole share capital of the Target Company and have been fully paid up.

(iii)                            The Target Company has not been dissolved by any shareholders’ resolution or resolution of any other competent corporate body and no shareholders’ meeting or meeting of any other competent corporate body has been called for that purpose.

(iv)                           The Target Company has not been annulled or dissolved by any judicial decision. It has not been declared insolvent, bankrupt nor has it obtained a judicial restructuring.

2.2                            Ownership of and rights attached to the Shares

(i)                                  The Seller has full and exclusive ownership of the Shares.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                               The Shares are free and clear of all pledges, security interests, usufructs or any other third party rights of any kind, except as provided for by law or the articles of association of the Target Company.

(iii)                            There are no restrictions affecting the rights attached to the Shares, other than those provided for by law or in the articles of association of the Target Company.

2.3                            Free Transferability of the Shares

Except as set out in the articles of association of the Target Company, the Shares are freely transferable and no shareholder or third party may exercise any right of first refusal in connection with the sale of the Shares to the Purchaser, or any call option on all or part of the Shares or any similar right.

3                                      Annual Accounts

(i)                                  The Annual Accounts were prepared in accordance with the law and regulations and generally accepted accounting principles of the Netherlands as applicable at the date as of which the Annual Accounts have been drawn up;

(ii)                               The Annual Accounts give a fair view of the assets, financial condition and results of the Target Company as per the date of the Annual Accounts;

(iii)                            The rate of depreciation adopted in the Annual Accounts is sufficient for each of the fixed assets of the Target Company to be written down to nil by the end of its expected useful life.

(iv)                           The stock of trade goods included in the Annual Accounts is valued on the basis of last known purchase prices.

(v)                              The method of valuing stock and the basis of depreciation and amortisation adopted in the Annual Accounts were the same as those adopted in the annual accounts for the two preceding financial years.

(vi)                           All dividends and distributions declared, made or paid by the Target Company at any time were, when declared, made or paid, in accordance with the requirements of general law and the articles of association of the Target Company.

4                                      Absence of Changes since the Date of the Annual Accounts 2012

Between the date of the Annual Accounts 2012 and the date of the Agreement:

(i)                                  the Target Company has not declared or paid any dividends or otherwise agreed to distribute any funds to any of its directors, shareholders or other securities holders;

(ii)                               the Target Company has not entered into any transaction or carried on any business outside the ordinary course of business;

(iii)                            the Target Company has not acquired or disposed of any material asset, except within the scope of its daily management or the ordinary course of business;

(iv)                           no unusual trade discounts or other unusual special terms have been incorporated into any contract entered into by the Target Company;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(v)                              in the Target Company there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively;

(vi)                           the Target Company has not incurred borrowings or indebtedness other than intra-group borrowings or indebtedness vis-à-vis the Seller or its Affiliates and the Target Company has not entered into any agreement or arrangement which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by the Target Company in respect of the obligations or solvency of any third party;

(vii)                        there has been no interruption or alteration in the nature, scope or manner of the Target Company’s business which business has been carried out in the ordinary and usual course of business in accordance with past practice;

(viii)                     the Target Company has not dismissed any employee and the Target Company is under no contractual obligation to change the terms of service of any employee.

(ix)                           there has been no change to the Target Company’s accounting policies or valuation rules.

5                                      Assets

(i)                                  All of the assets owned by the Target Company are the sole, absolute property of the Target Company and there is not outstanding any Encumbrance over the whole or any part of assets owned by the Target Company.

(ii)                               Without prejudice to Clause 7.6, the assets of the Target Company and the facilities and services to which the Target Company has an ownership or contractual right include all rights, properties, assets, facilities and services necessary for the carrying on of the business of the Target Company in the manner in which it is carried on as per the date of this Agreement.

(iii)                            All the plant, machinery, equipment and vehicles used by the Target Company in the conduct of its business:

(a)                              are, subject to normal wear and tear, in a good and safe state of repair and condition, are in good working order and have been regularly and properly maintained in accordance with the appropriate and material technical specifications, material safety regulations and the material terms and conditions of any applicable agreement;

(b)                              are capable of performing properly the function for which they are currently used; and

(c)                               are, to the Sellers’ knowledge, not obsolete or in need of renewal or expected to require replacement or repair within the six months following the date of this Agreement save as in the ordinary course of business.

(iv)                           None of the plant, machinery, equipment and vehicles included in the Annual Accounts 2012 has been sold or disposed.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(v)                              The stock held by the Target Company is not excessive and is adequate in relation to the current trading requirements of the Target Company. None of that stock is obsolete, unusable, unmarketable or inappropriate to the current business of the Target Company and is all capable of being sold or used by the Target Company in the ordinary course of its business.

6                                      Taxes

(i)                                  The Target Company has filed with all competent Tax authorities all Tax returns and other documents that are required to be filed by it or to be made available in respect of all Taxes.

(ii)                               To the Seller’s knowledge, no audit or investigation with respect to Tax matters of the Target Company by any Tax authority is ongoing and the Seller has not been informed in writing by a Tax authority that it intends to conduct any such audit or investigation.

(iii)                            The Target Company is not a party to any agreement or arrangement with any Tax authority extending the period for the filing of any Tax return, or for the assessment or payment of any Taxes.

(iv)                           No dispute between the Target Company and the Tax authorities is ongoing.

(v)                              All Taxes which are due with respect to the Target Company have been timely paid or, where applicable, deducted, withheld or collected by it, except Taxes disputed in good faith and for which adequate reserves have been established.

7                                     Material Agreements

(i)                                  For the purposes of this Section 7 of this Schedule 10, an agreement shall be deemed to be a “Material Agreement” if (a) it involves a liability (of any nature whatsoever) for the Target Company in excess of twenty-five thousand euro (EUR 25,000) in aggregate, or (b) it is not capable of being terminated by the Target Company without compensation at any time with less than twelve (12) months’ notice.

(ii)                               To the Seller’s knowledge all Material Agreements are in full force and effect (subject to any applicable insolvency laws).

(iii)                            To the Seller’s knowledge, the Target Company has complied with the terms and conditions of the Material Agreements, except for such non-compliance that cannot reasonably be expected to have a material adverse effect on the Target Company.

(iv)                           The execution of and compliance with the terms of this Agreement will not conflict with or result in a breach of the terms of any existing agreement, arrangement or instrument binding on the Target Company, including the lease agreement of the facility.

8                                      Government Permits

(i)                                  The Target Company has obtained all material permits, licences, consents, approvals, registrations and authorisations that are required under any applicable

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

law to permit the Target Company to conduct its current business and to use its respective assets and property (the “Government Permits”). The Government Permits include at least:

•                                       the GMP certificate;

•                                       the manufacturing license (fabrikantenvergunning); and

•                                       the tissue establishment licence (erkenning als weefselinstelling).

(ii)                               The Target Company has not received any written notice from any public authority or other third party regarding any material violation of the terms of any Government Permit by the Target Company.

(iii)                            The Government Permits are in full force and effect, are not subject to any unusual conditions and have been complied with in all material respects.

(iv)                           To the Seller’s knowledge, as per the date of this Agreement there are no circumstances which indicate that any of the Government Permits will or are likely to be suspended, cancelled or revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares by the Purchaser or otherwise).

(v)                              Since its incorporation, the Target Company has complied in all material respects with all applicable fire safety rules.

9                                      Environmental

(i)                                  For the purposes of this Section 9 of this Schedule 10:

“Environmental Laws” means all applicable laws, statutes and regulations concerning the protection of the environment or the generation, transportation, storage, treatment or disposal of Hazardous Substances.

“Hazardous Substance” means any natural or artificial substance which is likely to cause significant damage to the environment.

(ii)                               The Target Company has not received a written notice that it is in violation of any Environmental Laws.

(iii)                            The Target Company is not under the obligation to carry out any clean-up work or other remedial work with respect to any of the properties owned, leased or otherwise used by it.

10                               Properties

(i)                                  The Data Room contains a reference to all real property owned, leased or otherwise used by the Target Company.

(ii)                               The properties referred to in the Data Room are the only premises owned, controlled, used or occupied by the Target Company in connection with its existing business. There are no material disputes affecting any of such properties in which the Target Company is involved.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

11                               Employment Matters

For the purpose of Sections 11 and 12 of this Schedule 10 the following words and expressions shall have the following meanings:

“Employees” means the persons employed by the Target Company on the basis of an employment contract with the Target Company;

“Employment Law” means all and any laws relating to or connected with the employment of employees and/or their health and safety at work;

“Employed Person” means any past or present officer or employee of the Target Company, including any person who is on secondment overseas; and

“Pension Arrangements” means each of the pension, retirement gratuity and termination indemnity schemes, plans or arrangements set out in the Data Room under documents numbered 6.1.3 to and including 6.1.16 (including all sub-numbers in this range).

(i)                                  As per 16 January 2014, the Target Company has no Employees other than listed under document number 6.5.37 of the Data Room, which also contains an overview of the age, functions, salaries and date of commencement of employment of Employees of the Target Company.

(ii)                               The Data Room contains details of (a) all remuneration and emoluments (including any bonus or commission entitlements or study commitments or car lease) payable and any other benefits (including, for the avoidance of doubt, permanent health insurance) provided by the Target company or which the Target Company is bound to provide to all Employees, together with the terms on which such remuneration emoluments and benefits are payable; and (b) any other material terms and conditions of employment or engagement of such persons.

(iii)                            There is no dispute between the Target Company and any trade union, employees’ representatives body or other organisation formed for a similar purpose representing any Target Company employee existing or pending.

(iv)                           Save as set out in the Data Room, there is no collective agreement (other than national or industry wide collective agreements) or other arrangement to which the Target Company is a party. The Target Company does not have a works council.

(v)                              The Target Company has not been notified in writing of any pending governmental investigations relating to employment matters before or by any commission, inspection or other administrative or governmental authority involving the Target Company.

(vi)                           There are no pending or, to the Seller’s knowledge, threatened claims of any type against the Target Company by any existing or former Employees or directors of the Target Company or by any existing or former consultants of the Target Company. More specifically no claim has been made against the Target Company for:

(a)                              breach of any contract of employment with any of its employees;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(b)                              breach of a statutory employment right; or

(c)                               failure to comply with any order for the reinstatement or re-engagement of any of its current or former employees.

(vii)                        The Target Company has not breached any obligations imposed on it by Employment Law or any relevant collective agreements, recognition agreements and any employment contract applying to the Target Company, except for such non-compliance that cannot reasonably be expected to have a material adverse effect on the Target Company.

(viii)                     All bonus entitlement of the Employees over 2013, and earlier, accrued before the Closing Date are paid or will be paid by the Target Company prior to the Closing Date or will be provided for in the Closing Accounts.

(ix)                           As per the date of this Agreement, there are no Employees reported on long term illness leave (langdurig ziek) save as set forth under document numbers 6.5.24 and 6.5.37 of the Data Room.

(x)                              The Target Company is not involved in negotiations (whether with Employees or any trade union or other employees’ representatives) to vary the terms and conditions of employment or engagement of any of its Employees or consultants, nor has it made any representations, promises, offers or proposals to any of its Employees or consultants or to any trade union or other employees’ representatives concerning or affecting the terms and conditions of employment or engagement of any of its Employees or consultants.

(xi)                           The Target Company has not granted any incentive scheme, share option scheme (other than warrants issued by the Seller) or profit sharing or commission scheme to any of its Employees.

(xii)                        No Employee has resigned in the last three months preceding the date of this Agreement, nor has the Target Company received any notice of resignation from any Employee that has not expired on the date of this Agreement.

(xiii)                     The Target Company has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments due and payable relating to its Employees, directors and consultants in respect of all periods preceding the date of this Agreement.

(xiv)                    As per the date of this Agreement no circumstances have arisen under which the Target Company is likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal or to reinstate or re-engage any former Employee.

12                               Pensions

(i)                                  Other than any mandatory government or social security pension arrangements and the Pension Arrangements, there is no scheme, arrangement or agreement to

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

which the Target Company is a party or by which it is bound or under which it has an obligation or liability (whether actual, contingent or prospective) to contribute or to provide funding for the provision of life assurance, retirement, death, disability or other similar benefits (in the form of a pension, lump sum, gratuity or otherwise) in respect of any Employed Person.

(ii)                               Details of the estimates of all benefits payable or contingently payable in respect of all Employed Persons under each of the Pension Arrangements, including any augmentations of benefits and details of any additional undertakings with regard to the provision of such benefits, have been disclosed.

(iii)                            The Target Company has complied with its obligations under the governing documentation of the relevant Pension Arrangement, except for such non-compliance that cannot reasonably be expected to have a material adverse effect on the Target Company.

(iv)                           Each of the Pension Arrangements complies with and has at all times complied with the provisions of the relevant legislation and Tax requirements governing or applicable to that Pension Arrangement, except for such non-compliance that cannot reasonably be expected to have a material adverse effect on the Target Company.

(v)                              Each of the Pension Arrangements which are pre-funded (whether by means of a book reserve or otherwise) have been funded to the extent recommended by the relevant actuarial person appointed in respect of the Pension Arrangement.

(vi)                           All amounts due and payable in respect of each of the Pension Arrangements or to any insurance company or other relevant third party in connection with each of the Pension Arrangements have been paid.

13                               Insurance Policies

(i)                                  To the Seller’s knowledge, all insurance policies contracted by the Target Company are in full force and effect.

(ii)                               Without prejudice to Clause 7.5 of this Agreement, all material assets of an insurable nature owned by the Target Company on the Closing Date are adequately insured against fire and other risks customarily insured against by companies conducting a business similar to the business conducted by the Target Company.

(iii)                            No notification has been received with regard to the non-renewal of any insurance policy contracted by the Target Company or continuation or renewal on less favourable terms and conditions.

14                               Intellectual Property

(i)                                  For the purposes of this Section 14 “Intellectual Property” means all intellectual property rights, whether protected, created or arising under the laws of the Netherlands or any other jurisdiction anywhere in the world, including:

(a)                              patent registrations and applications;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(b)                              design registrations, unregistered design rights and design application;

(c)                               copyright registrations, non-registered copyrights and applications;

(d)                              registrations of and applications for trade names, trademarks, service names and service marks;

(e)                               technology; and

(f)                                domain names.

(ii)                               Except for the logos, names and any derivatives thereof referred to in Clause 14.6 of the Agreement, to the Seller’s knowledge, the Target Company owns or has the right to use all Intellectual Property currently used for the operation of its business.

(iii)                            To the Seller’s knowledge the Target Company has not received any formal notice alleging that it infringes any Intellectual Property rights of third parties in the course of its business.

15                               Litigation

To the Seller’s knowledge and except as claimant in the collection of debt arising in the ordinary course of business,  no material lawsuit, arbitration, administrative proceedings or other legal proceedings involving the Target Company is pending before any court, arbitral tribunal or any other competent authority.

16                               Information

(i)                                  The Data Room has been prepared by the Seller in good faith and the information contained in the Data Room is true and accurate.

(ii)                               To the Seller’s knowledge, on the date of this Agreement there is no fact that would be materially relevant to a professional and experienced person interested in purchasing the Shares, which has not been disclosed to the Purchaser in this Agreement, in the Data Room, or during the site visits, expert sessions or Q&A process and which, if it had been disclosed, can reasonably be expected to cause such person not to proceed with purchasing the Shares.

Schedule 14.4.5: [***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 14.6.2:

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Table of Contents

1	Definitions and Interpretation	2

1.1	Definitions	2
1.2	Interpretation	5

2	Sale and Purchase	6

2.1	The Shares	6

3	Purchase Price	7

3.1	Aggregate Amount of the Purchase Price	7
3.2	Post-Closing Purchase Price Adjustment	7
3.3	Payment of the Purchase Price	11
3.4	Bank guarantee	12

4	Conditions Precedent	12

4.1	General Principles	12
4.2	Best Efforts concerning the Satisfaction of the Conditions Precedent	12
4.3	Non-Satisfaction	13

5	Closing	13

5.1	Date and Place	13
5.2	Seller’s Closing Obligations	13
5.3	Purchaser’s Closing Obligations	14
5.4	Waiver of Closing Obligations	14
5.5	Breach of Closing Obligations	14

6	Undertakings of all Parties prior to or at the Closing Date	15

6.1	Filings with Public Authorities	15
6.2	Other Agreements	15

7	Undertakings of the Seller prior to or at the Closing Date	16

7.1	Collaboration	16
7.2	Operation of the Business	16
7.3	Restrictions on the Seller and the Target Company	16
7.4	Directors’ Resignation	17
7.5	Replacement of insurance coverage	17
7.6	Intra-group services	17
7.7	Intragroup indebtedness	18
7.8	Release of guarantees	18
7.9	Annual Accounts 2013	18

8	Undertakings of the Purchaser prior to or at the Closing Date	18

8.1	General Meeting of the Target Company	18
8.2	Release of Seller’s Guarantee for the benefit of [***]	18

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

9	Purchaser’s Representations	18

10	Seller’s Representations	19

10.1	General Principles	19
10.2	Non Conformity	19
10.3	Seller’s Disclosures	19
10.4	Updating of Representations to Closing	21
10.5	Purchaser’s Knowledge of certain Matters	21
10.6	Notification by the Purchaser of Breaches of Representations	21

11	Indemnification	22

11.1	General Principle	22
11.2	Double Claims	22
11.3	Nature of any Payment to the Purchaser	22
11.4	No Assignment of Indemnification Rights to any Subsequent Transferee of the Shares	22
11.5	Specific Indemnities	22

12	Limitation of Seller’s Liability	23

12.1	Time Limitations	23
12.2	Minimum Claims	24
12.3	Aggregate Minimum Claims	24
12.4	Maximum Liability	24
12.5	Contingent Liabilities	24
12.6	Adjustment of the Purchase Price	24
12.7	Tax Savings arising from the Losses	25
12.8	Insurance Proceeds and Other Recoveries from Third Parties	25
12.9	Matters Arising Subsequent to this Agreement	26
12.10	Fraud	26
12.11	Mitigation of Losses	26

13	Claims by the Purchaser	27

13.1	Notification of Claims	27
13.2	Third Party Claims	27
13.3	Seller’s Access to the Target Company	28
13.4	Notification of Seller’s Objections	29
13.5	Disagreement on a Claim	29
13.6	Payment by the Seller	29

14	Undertakings of the Parties Extending after the Closing Date	29

14.1	Payment of Intra-group Indebtedness by the Target Company	29
14.2	Payment of the Second Tranche	29
14.3	Further Assurances	30
14.4	Confidentiality and Announcements	30
14.5	Tax Returns regarding Pre-Closing Date Tax Return Periods	31
14.6	Use of the name “TiGenix”	31
14.7	Standstill	32
14.8	Reorganisation	32

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

15	Termination	32

15.1	Termination Events	32
15.2	Consequences of a Failure to Terminate this Agreement	32
15.3	Effect of Termination	33

16	Miscellaneous	33

16.1	Rights and Remedies of the Parties	33
16.2	Amendments and Waivers	33
16.3	Notices	33
16.4	Interest on Overdue Amounts	35
16.5	Assignment of Rights and Obligations — Third Party Rights	35
16.6	Expenses	35
16.7	Dutch Notary	35
16.8	Severability	36
16.9	Entire Agreement	36
16.10	Waiver of Rescission, Nullification and Amendment	36
16.11	Governing Law	36
16.12	Jurisdiction	36
16.13	Counterparts	37
16.14	Proxy to initial the Agreement and the Schedules	37

Index of Schedules		38

Schedule 1.1.1(i): Closing Date Intra-Group Indebtedness		39

Schedule 1.1.1(ii): Closing Date Working Capital		39

Schedule 1.1.3: Definition of Seller’s Knowledge (list of persons)		78

Schedule 7.4: Form of Resignation Letter		79

Schedule 9: Purchaser’s Representations		80

Schedule 10: Seller’s Representations		81

1	Binding Effect of this Agreement	81

2	Corporate	81

2.1	Existence and Organisation of the Target Company	81
2.2	Ownership of and rights attached to the Shares	81
2.3	Free Transferability of the Shares	82

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

3	Annual Accounts	82

4	Absence of Changes since the Date of the Annual Accounts 2012	82

5	Assets	83

6	Taxes	84

7	Material Agreements	84

8	Government Permits	84

9	Environmental	85

10	Properties	85

11	Employment Matters	86

12	Pensions	87

13	Insurance Policies	88

14	Intellectual Property	88

15	Litigation	89

16	Information	89

Schedule 14.6.2: Logos		90

Table of Contents		91

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.